Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 15, 2007

AMONG

INGERSOLL-RAND COMPANY LIMITED,

INDIAN MERGER SUB, INC.

AND

TRANE INC.

Exhibit A	Form of Restated Certificate of Incorporation of the Surviving Corporation
Exhibit B	Amendment No. 4 to the Company Rights Agreement
Exhibit C	Affiliate Letter

INDEX OF DEFINED TERMS

Page
4.02(d) Notice	41
Actions	19
Affiliate	59
Agreement	7
Antitrust Law	45
Automatic Roll-Over Options	49
Business Day	59
Cash Consideration	9
Cash Election Options	49
Cash-Out Amount	46
Cash-Out Election	47
Cash-Out Proration Factor	47
Certificate	9
Certificate of Merger	7
Class B Common Shares	28
Closing	7
Closing Date	7
Code	12
Commonly Controlled Entity	21
Company	7
Company Adverse Recommendation Change	41
Company Benefit Agreement	37
Company Benefit Plan	21
Company Bylaws	13
Company Certificate	7
Company Common Stock	8
Company Director Designees	8
Company Disclosure Schedule	13
Company Loan Agreements	60
Company Pension Plan	21
Company Personnel	60
Company Preferred Stock	13
Company Recommendation	43
Company Reference Price	49
Company Restricted Stock Units	13
Company Rights	9
Company Rights Plan	14
Company SEC Documents	17
Company Stock Options	14
Company Stock Plans	13
Company Stock-Based Awards	14
Company Stockholder Approval	26
Company Stockholders’ Meeting	42
Company Welfare Plan	21
Confidentiality Agreement	44
Continuing Employees	53
Contract	16
Converted Incentive Options	46
Converted ISOs	48

Page
Converted Omnibus Options	46
Converted Options	46
Debt Amount	54
Debt Commitment Letters	33
Debt Financing	33
DGCL	7
Dissenting Shares	9
DOJ	45
Effective Time	7
Environmental Laws	60
ERISA	21
Exchange Act	16
Exchange Agent	10
Exchange Fund	10
Exchange Ratio	9
Filed Company SEC Documents	17
Filed Parent SEC Documents	31
Foreign Antitrust Laws	45
Foreign Corrupt Practices Act	21
Form S-4	42
France Options	49
FTC	45
GAAP	17
Governmental Entity	16
Hazardous Materials	60
HSR Act	16
Incentive Plan Options	49
Indemnitee	50
Indemnitees	50
Intellectual Property	26
IRS	22
ISO Exchange Ratio	48
ISOs	49
Key Personnel	60
Knowledge	60
Law	16
Leases	25
Liens	13
Material Adverse Effect	60
Material Contract	19
Maximum Rollover Number	49
Merger	7
Merger Consideration	9
Merger Sub	7
Merger Sub Bylaw	28
Merger Sub Certificate	28
Non-Electing Incentive Plan Options	49
NYSE	16
Omnibus Plan Options	49
Option Calculation Date	49
Option Election Form	47

Page
Option Exchange Ratio	49
Option Spread	49
Order	16
Outside Date	57
Owned Real Property	25
Parent	7
Parent 2007 Stock Plan	28
Parent Bye-Laws	28
Parent Certificate	28
Parent Common Share	9
Parent Disclosure Schedule	27
Parent Material Adverse Effect	61
Parent Preferred Stock	28
Parent Reference Price	61
Parent Rights Plan	28
Parent SEC Documents	30
Parent Stock Options	28
Parent Stock-Based Awards	29
Permits	20
Permitted Liens	61
person	62
Proxy Statement	42
Real Property	25
Release	62
Representatives	40
Retention Plan	54
Roll-Over Election	47
Roll-Over Election Options	49
SEC	17
Securities Act	16
SOX	18
Specified Option Holders	50
Spin-Off	24
Stock Consideration	9
Subsidiary	62
Superior Proposal	40
Surviving Corporation	7
Takeover Proposal	40
Target Parent Option Rollover Cap	50
Tax	24
Tax Return	25
Taxing Authority	25
Termination Fee	51
Total Rollover Base Number	47
WARN	21

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 15, 2007, among INGERSOLL-RAND COMPANY LIMITED, a Bermuda corporation (“Parent”), INDIAN MERGER SUB, INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and TRANE, INC., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the respective Board of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and stockholders to consummate the Merger provided for herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the second Business Day (as defined in Section 8.03) after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Ave., New York, New York 10017, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

SECTION 1.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.05 Certificate of Incorporation and By-laws. (a) The Restated Certificate of Incorporation of the Company, as amended (the “Company Certificate”), shall be amended at the Effective Time so as to read in its entirety as set forth on Exhibit A hereto and, as so amended, such Company Certificate shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Law (subject to Section 5.05).

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Amended Bylaws of the Company shall be amended at the Effective Time so as to read in their entirety as the Bylaws of Merger Sub (except that the name of the Surviving Corporation shall be “Trane Inc.”) and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.05).

SECTION 1.06 Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07 Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.08 Directors of Parent. Upon completion of the Closing, Parent shall cause to be appointed to the board of directors of Parent, effective as of the Effective Time, two individuals (the “Company Director Designees”) from the list of individuals specified in Section 1.08(a) of the Company Disclosure Schedule that are mutually agreed by the Company and Parent prior to the Closing (or if such individuals shall have declined to serve, such other individuals designated by the Company and reasonably acceptable to Parent). Following the Effective Time, Parent shall take all actions necessary to ensure that the Company Director Designees are nominated for election to the Board of Directors of Parent at each of the 2008, 2009 and 2010 annual stockholders meetings of Parent.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company’s common stock, $0.01 par value per share (“Company Common Stock”), or of any shares of capital stock of Parent or Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is directly owned by the Company or Parent immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; provided that for the avoidance of doubt, no shares of Company Common Stock that are owned by a Subsidiary which is directly or indirectly wholly owned (as defined in Section 8.03) by the Company shall be cancelled pursuant to this Section 2.01(b).

(c) Stock Owned by Subsidiaries. Each share of Company Common Stock beneficially owned by a Subsidiary which is directly or indirectly wholly owned by the Company shall remain outstanding, and no payment shall be made in respect thereof.

(d) Conversion of Company Common Stock. Subject to Section 2.02(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding (x) shares to be canceled in accordance with Section 2.01(b), (y) shares to remain outstanding in accordance with

Section 2.01(c) and (z) any Dissenting Shares) together with the associated rights (the “Company Rights”) issued pursuant to the Company Rights Plan (as hereinafter defined) shall be converted into the right to receive (i) 0.23 (such ratio, as may be adjusted pursuant to this Section 2.01(d), the “Exchange Ratio”) of a validly issued, fully paid and nonassessable Class A common share, par value $1.00 per share (“Parent Common Share”), of Parent, together with the requisite number of rights issued pursuant to the Parent Rights Plan (as hereinafter defined) (such number of shares, as may be adjusted pursuant to this Section 2.01(d), the “Stock Consideration”), and (ii) $36.50 in cash, without interest (such amount of cash, as may be adjusted pursuant to this Section 2.01(d), the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). Prior to the Closing Date, and in any event at least two Business Days prior to the Closing Date, Parent and the Company shall consult and discuss in good faith in an effort to reach a mutual determination as to whether the condition set forth in Section 6.01(b) can be satisfied without the requirement of a vote of Parent’s stockholders, and in connection with such consultation, the parties hereto shall provide each other, or cause their respective Representatives (including their transfer agents) to provide access to all relevant and supporting documentation reasonably necessary to make such determination. If (i) Parent and Company agree upon such determination, or (ii) if Parent or the Company reasonably determines in good faith, following such consultation and review of such supporting documentation, that it is necessary in order to satisfy the condition in Section 6.01(b) without the requirement of a vote of Parent’s stockholders, and in the case of clause (ii), either party provides notice to the other party of such determination and the basis and calculations upon which such determination was made, Parent shall, prior to the Closing, modify the Merger Consideration by substituting such amount of additional Cash Consideration, up to $1.00, in lieu of a portion of, and appropriately reducing, the Stock Consideration (and appropriate adjustment to the Exchange Ratio) using a fixed value per Parent Common Share equal to the Parent Reference Price; provided, however, that notwithstanding the foregoing, the Company shall not be entitled to make such determination if the Company is in material breach of Section 3.01(c)(ii) or Section 4.01(a)(ii). At the Effective Time, all shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.01(d) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding Parent Common Shares shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, then the Exchange Ratio shall be appropriately adjusted to reflect such action. The right of any holder of a Certificate to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) shall, to the extent provided in Section 2.02(j), be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

(e) Dissenting Shares.

(i) Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of or consented to the Merger and who are entitled to demand and have properly demanded their rights to be paid the fair value of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be canceled and converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Dissenting Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been canceled at the Effective Time, and the holder thereof shall be entitled to receive the Merger Consideration (payable without any interest thereon) as compensation for such cancellation.

(ii) The Company shall give Parent (A) prompt notice of any notice received by the Company of intent to demand the fair value of any shares of Company Common Stock, withdrawals of such notices and any other instruments or notices served pursuant to Section 262 of the DGCL and (B) the opportunity to participate in all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) or as otherwise required by an Order or under applicable Law, (x) make any payment or other commitment with respect to any such exercise of appraisal rights, (y) offer to settle or settle any such rights or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

SECTION 2.02 Exchange of Certificates.

(a) Exchange Agent. Immediately prior to the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Certificates, certificates representing Parent Common Shares and cash in an amount sufficient to pay the Cash Consideration required to be paid pursuant to Section 2.01(d) in the aggregate amount equal to the number of Parent Common Shares and amount of cash into which such shares of Company Common Stock have been converted. In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). All Parent Common Shares, cash, dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in no event later than three Business Days following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor (i) the amount of cash to which such holder is entitled pursuant to Section 2.01(d), (ii) a certificate or certificates representing that number of whole Parent Common Shares (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.01(d), (iii) any dividends or distributions payable pursuant to Section 2.02(c) and (iv) cash in lieu of any fractional shares payable pursuant to Section 2.02(e), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this

Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article II. Notwithstanding anything to the contrary contained in this Agreement, any holder of Company Common Stock that holds such shares in book-entry (rather than though a Certificate) shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent in order to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Common Shares that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional Parent Common Shares shall be paid to any such holder pursuant to Section 2.02(e), in each case until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article II. Following the surrender of any Certificate, there shall be paid to the record holder of the certificate representing whole Parent Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Common Shares and the amount of any cash payable in lieu of a fractional Parent Common Share to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Parent Common Shares.

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on the shares of Company Common Stock in accordance with the terms of this Agreement prior to the Effective Time. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of and exchanged as provided in this Article II.

(e) No Fractional Shares. No certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a Parent Common Share shall receive in lieu thereof cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by all Certificates surrendered by such holder) would otherwise be entitled by (B) the per share closing price of Parent Common Shares on the last trading day immediately prior to the Closing Date, as such price is reported on the NYSE Composite Transaction Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing prior to the Effective Time).

(f) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) in accordance with this Article II.

(g) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Parent Common Shares, dividends or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to such date on which any Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) would otherwise escheat to or become the property of any Governmental Entity, any such shares (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof. Any interest and other income resulting from such investments shall be paid to and be income of Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), in each case pursuant to this Article II.

(j) Withholding Rights. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Exchange Agent determine are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01 Representations and Warranties of the Company. Except as disclosed in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (but excluding any forward looking disclosures set forth in any “risk factor” section or under the heading “Forward-Looking Statements” in any of such Company SEC Documents), and except as set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates (and such items or matters disclosed in other sections of the Company Disclosure Schedule to the extent the relevance of such items or matters to the referenced Section or subsection of this Agreement is readily apparent on the face of such disclosure notwithstanding the omission of a reference or cross reference thereto)), the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Corporate Power. The Company and each of its Significant Subsidiaries (as such term is defined in Rule 12b-2 under the Exchange Act) has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to be in good standing or where the failure to have such governmental licenses, permits, authorizations or approvals individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.03). The Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Certificate and the Company’s Bylaws (the “Company Bylaws”), in each case as amended to the date hereof.

(b) Subsidiaries. Section 3.01(b) of the Company Disclosure Schedule lists, as of the date hereof, each Subsidiary of the Company (including its state of incorporation or formation). All of the outstanding capital stock of, or other equity interests in, each Significant Subsidiary of the Company is directly or indirectly owned by the Company (except for directors’ qualifying shares and investments by foreign nationals mandated by applicable Law). All the issued and outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary owned by the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (other than liens, charges and encumbrances for current Taxes not yet due and payable) (collectively, “Liens”), other than Permitted Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests (other than restrictions imposed by securities Laws). Except for the Subsidiaries of the Company, the Company does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity that are or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(c) Capital Structure; Indebtedness. The authorized capital stock of the Company consists of 560,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on November 30, 2007:

(i) 193,418,772 shares of Company Common Stock were issued and outstanding;

(ii) 327,001 restricted stock units in respect of Company Common Stock (“Company Restricted Stock Units”) were issued and outstanding;

(iii) 4,221,038 shares of Company Common Stock were reserved and available for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of Company Stock Options issued pursuant to the 2002 Omnibus Incentive Plan and the Stock Incentive Plan, in each case as amended to date (such plans, collectively, the “Company Stock Plans”), and

14,961,168 shares of Company Common Stock were subject to outstanding options to purchase Company Common Stock (collectively, the “Company Stock Options”) or agreements to grant Company Stock Options;

(iv) no shares of Company Preferred Stock were issued or outstanding;

(v) 900,000 shares of Company Preferred Stock have been designated as Junior Participating Cumulative Preferred Stock, of which 900,000 shares are reserved for issuance upon exercise of the Rights as defined in and pursuant to the Rights Agreement, dated as of January 5, 1995 between the Company and The Bank of New York (the “Company Rights Plan”);

(vi) no shares of Company Common Stock were held by any wholly owned Subsidiary of the Company;

(vii)(A) 483,555 shares of Company Common Stock were reserved and available for issuance pursuant to the terms of the Company’s Deferred Compensation Plan; and (B) 482,812 shares of Company Common Stock were reserved and available for issuance pursuant to the terms of the Company’s Employee Stock Purchase Plan;

(viii) except as set forth above in this Section 3.01(c) and except for shares of Company Common Stock held by the Company in its treasury, at the close of business on November 30, 2007, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. Except for the Company Stock Options, the Company Restricted Stock Units and the Company Preferred Stock designated under the Company Rights Plan, at the close of business on November 30, 2007, there were no outstanding stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (including the right to receive shares of Company Common Stock pursuant to the terms of plans or trusts that are set forth in Section 4.01(a)(ii) of the Company Disclosure Schedule) that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”). All outstanding Company Stock Options and grants of shares of Company Restricted Stock Units are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to Company Stock Options or Company Stock-Based Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.01(c) and for issuances of shares of Company Common Stock pursuant to Company Stock Options set forth above in this Section 3.01(c) and, with respect to changes following the date of this Agreement, except as permitted by Section 4.01(a), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or (D) any Company Stock-Based Awards; and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities. Except as set forth above in this Section 3.01(c) and subject to Section 4.01(a), there are no outstanding (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of the Company, (2) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of the Company or (3) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities; and

(ix) as of the date of this Agreement, the only principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany amounts, operating or capital leases, overdraft facilities, amounts of financing under the Company’s securitization program, $44.7 million in letters of credit outstanding under the Company’s Five-Year Credit Agreement, dated as of May 31, 2007, with JPMorgan Chase Bank, N.A. and the lenders party thereto, or $94.4 million in other letters of credit) is (A) $40.1 million of revolving loans under the 364-day Canadian Facility, (B) $318.8 million of 7.375% Senior Notes due 2008, (C) $97.5 million of 8.25% Senior Notes due 2009, (D) 59.8 million Pounds Sterling of 8.25% Senior Notes due 2009, (E) $261.2 million of 7.625% Senior Notes due 2010, (F) $199.6 million of 5.50% Senior Notes due 2015 and (G) not more than $100 million of other indebtedness for borrowed money (including the fair value of any interest rates or currency, swap agreements, but not including intercompany amounts, operating or capital leases, overdraft facilities, amounts of financing under the Company’s securitization program or letters of credit).

(d) Authority.

(i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company, are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the obtaining of the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Board of Directors of the Company has unanimously, by resolutions duly adopted at a meeting duly called and held, (i) approved, and declared advisable, this Agreement, (ii) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders, (iii) subject to Section 5.01(b), directed that the Company submit the adoption of this Agreement to a vote at a meeting of the stockholders of the Company and (iv) subject to Section 4.02, recommended that the stockholders of the Company adopt this Agreement at the Company Stockholders’ Meeting, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

(ii) The Company and its Board of Directors have taken all action necessary, including by executing and delivering Amendment No. 4 to the Company Rights Agreement in the form set forth in Exhibit B hereto, to (A) render the Company Rights inapplicable to this Agreement and the transactions contemplated hereby and (B) ensure that (1) neither Parent nor any of its Affiliates or Associates (as defined in the Company Rights Agreement) is or will become an “Acquiring Person” (as defined in the Company Rights Agreement) by reason of or as a result of the approval, execution, delivery or adoption of this Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated hereby, (2) neither a “Stock Acquisition Time” nor a “Distribution Date” (in each case as defined in the Company Rights Agreement) shall occur by reason of or as a result of the approval, execution, delivery or adoption of this Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated hereby, (3) the Company Rights shall not become exercisable or separate from the shares of Company Common Stock to which they are attached by reason of or as a result of the approval, execution, delivery or adoption of this Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated hereby or thereby and (4) the Company Rights shall expire immediately prior to the Effective Time.

(iii) Amendment No. 4 to the Company Rights Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) Noncontravention. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Company Certificate or the Company Bylaws or the comparable organizational documents of any of its Significant Subsidiaries, (ii) any written loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, distribution agreement or other written contract, agreement, obligation, commitment or instrument (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) subject to the obtaining of the Company Stockholder Approval and the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company or any of its Subsidiaries or any of its properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and the termination of the waiting period required thereunder, and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (2) applicable requirements of the Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), and state securities takeover and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (4) any filings with and approvals of the New York Stock Exchange, Inc. (the “NYSE”), (5) any other filings listed in Section 3.01(e)(5) of the Company Disclosure Schedule and (6) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

(f) Company SEC Documents.

(i) The Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) required to be filed by the Company since January 1, 2006 (such documents, together with any documents filed during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). Each of the Company SEC Documents, as amended prior to the date of this Agreement, complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or, if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents (or incorporated therein by reference) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except as reflected or reserved against in the balance sheet of the Company, including the notes thereto, as of September 30, 2007 included in Company SEC Documents filed prior to the date of this Agreement (the “Filed Company SEC Documents”), neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise), other than (A) liabilities or obligations incurred since September 30, 2007 in the ordinary course of business consistent with past practice, (B) liabilities or obligations incurred pursuant to Contracts entered into after the date hereof not in violation of this Agreement, (C) liabilities or obligations incurred pursuant to this Agreement and (D) liabilities or obligations that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents. None of the Subsidiaries of the Company is, or has at any time since January 1, 2006 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002

(including the rules and regulations promulgated thereunder, “SOX”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. As of the date hereof, to the Knowledge of the Company, the Company’s outside auditors and its principal executive officer and principal financial officer will be able to give, without qualification, the certificates and attestations required pursuant to SOX when next due.

(iii) The Company has (A) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer; (B) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (C) evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (D) to the extent required by applicable Law, disclosed in such report or amendment any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(iv) The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(v) Since January 1, 2006, to the Knowledge of the Company (i) neither the Company nor any of its Subsidiaries, nor, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(g) Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, in each case, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(h) Absence of Certain Changes or Events. Since September 30, 2007, there has not been any Material Adverse Effect.

(i) Litigation. There are no actions, suits, claims, hearings, proceedings, arbitrations, mediations or investigations (whether civil, criminal, administrative, for condemnation or otherwise) (“Actions”), including Actions under or relating to any Environmental Law, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets, rights or properties or any of the executive officers or directors of the Company, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order or settlement, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. To the Knowledge of the Company, there are no formal or informal governmental inquiries or investigations or internal investigations, in each case regarding accounting or disclosure practices of the Company or any of its Subsidiaries, or regarding compliance by the Company or any of its Subsidiaries with any Law except for those inquiries or investigations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(j) Material Contracts.

(i) For purposes of this Agreement, a “Material Contract” shall mean:

(A) Any Contract that is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) Any Contract containing covenants of the Company or any of its Subsidiaries not to compete in any line of business or with any person in any geographic area in a manner that is material to the Company and its Subsidiaries, taken as a whole;

(C) Any Contract pursuant to which the Company or any Subsidiary of the Company (x) obtains the rights to use Intellectual Property which requires payments by the Company or any Subsidiary of the Company in excess of $1,000,000 per annum or is otherwise material to the Company and/or any of its Subsidiaries (other than Contracts granting rights to use readily available commercial software); or (y) licenses or otherwise grants the rights to use material Intellectual Property of the Company or any Subsidiary of the Company to any other person, other than in the case of (x) and (y), Contracts in which grants of Intellectual Property are incidental to such Contracts;

(D) Any Contract pursuant to which the Company or any of its Subsidiaries has entered into a partnership or joint venture with any other person (other than the Company or any of its Subsidiaries) that is material to the business of the Company and its Subsidiaries, taken as a whole;

(E) Any Contract entered into on or after January 1, 2006 relating to the acquisition or disposition of any business or any assets (whether by merger, sale of stock or assets or otherwise), in an amount in excess of $25,000,000 except for acquisitions and dispositions of assets in the ordinary course of business (including acquisitions and dispositions of inventory); and

(F) Any Contract (other than Contracts of the type described in subclauses (A) through (E) above) that involves aggregate payments by or to the Company or any of its Subsidiaries in excess of $25,000,000 per annum, other than purchase or sales orders or other Contracts entered into in the ordinary course of business consistent with past practice or other Contracts that are terminable or cancelable without material penalty to the Company or any of its Subsidiaries on 120 days’ notice or less or other Contracts relating to currency, commodity or hedge swaps.

(ii) Each Material Contract is valid and in full force and effect and enforceable in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect and enforceable, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any counterparty to any Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract, except in each case for those violations, failures to perform and defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(k) Compliance with Laws; Environmental Matters. (i) Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect:

(A) each of the Company and its Subsidiaries is and has been since January 1, 2005 in compliance with all Laws and Orders applicable to it, its properties or other assets or its business or operations;

(B) the Company and each of its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”), including Permits under Environmental Laws, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted;

(C) there has been no violation of any such Permit;

(D) to the Company’s Knowledge, (1) the consummation of the Merger would not cause the revocation, modification or cancellation of any such Permit, and (2) no Governmental Entity has communicated with the Company or any of its Subsidiaries in a way that indicates that the revocation, modification or cancellation of any such Permit would reasonably be expected;

(E) to the Knowledge of the Company, (1) there have been no Releases of Hazardous Materials and Hazardous Materials are not otherwise present in, on, under, from or affecting any properties or facilities currently or formerly owned, leased or operated by the Company or any of its Subsidiaries which would subject the Company or any of its Subsidiaries to any liability under any Environmental Law, or adversely affect any current or planned operations of the Company or any of its Subsidiaries at any such properties or facilities and (2) none of the Company or its Subsidiaries has Released, or is responsible for, Hazardous Materials at any other location which would subject the Company or any of its Subsidiaries to any liability under Environmental Law; and

(F) to the Company’s Knowledge, none of the officers, directors, or agents (in their capacity as such) of the Company or any of its Significant Subsidiaries is, or since January 1, 2006, has been, in violation of any Law applicable to its business, properties or operations relating to (1) the use of corporate funds relating to political activity or for the purpose of obtaining or retaining business; (2) payments to government officials or employees from corporate funds; or (3) bribes, rebates, payoffs, influence payments, or kickbacks.

(ii) To the Company’s Knowledge, (a) it is in compliance in all material respects with the United States Foreign Corrupt Practices Act, as amended (the “Foreign Corrupt Practices Act”) and any other United States and foreign Laws concerning corrupt payments; and (b) between January 1, 2003 and the date of this Agreement, the Company has not been investigated by any Governmental Entity with respect to, or given notice by a Governmental Entity of, any violation by the Company of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupt payments.

(l) Labor Relations and Other Employment Matters. (i) (A) Neither the Company nor any of its Subsidiaries is a party to any U.S. collective bargaining agreement or other contract or agreement with any U.S. labor organization, nor is any such contract or agreement presently being negotiated, (B) there is no existing U.S. union or attempt by organized labor to cause the Company or any of its Subsidiaries to recognize any union or collective bargaining representative and, to the Knowledge of the Company, no organizational effort is presently being made or threatened on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries, (C) there is no unfair labor practice charge, grievance, arbitration hearing, or arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which if determined adversely to the Company or its Subsidiaries would reasonably be expected to have a Material Adverse Effect, (D) there are currently, and in the two years preceding the date hereof have been, no material work stoppages, strikes, slowdowns, or other material disruptions by employees of the Company or any of its Subsidiaries, and (E) neither the Company nor any of its Subsidiaries is in material breach of any collective bargaining agreement.

(ii) The Company and its Subsidiaries have not closed any plant or facility or effectuated any layoffs of employees within the past three years without complying with the Worker Adjustment and Retraining Notification Act (together with any similar state or local statute, rule or regulation, “WARN”), nor has any such closure or layoff been planned or announced for the future.

(m) ERISA Compliance.

(i) For purposes of this Agreement the term “Company Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA“) (whether or not subject to ERISA) but not including multiemployer plans within the meaning of Section 3(37) of ERISA), and all bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, retirement, thrift savings, stock bonus, severance, retention, change in control, and all other material employee benefit plans, programs or policies maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) (exclusive of any such plan, program, policy or Contract mandated by and maintained solely pursuant to applicable Law and exclusive of individual option and other award agreements under the Company Stock Plans), in each case providing benefits to any Company Personnel. Each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) is sometimes referred to herein as a “Company Pension Plan” and each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is sometimes referred to herein as a “Company Welfare Plan”. Within 10 Business Days following the date hereof, the Company shall provide to Parent, Section 3.01(m)(1) of the Company Disclosure Schedule containing a list of each material Company Benefit Plan maintained primarily for the benefit of individuals regularly employed in the United States. Within 21 Business Days following the date hereof, the Company shall supplement Section 3.01(m)(1) of the Company Disclosure Schedule with a list of each Company Benefit Plan covering fifty or more individuals regularly employed outside the United States and each Company Benefit Agreement covering Key Personnel whether regularly employed inside or outside the United States. Following such 21 Business Day period and prior to the Closing, the Company shall further supplement the list set forth on Section 3.01(m)(1) of the Company Disclosure Schedule so as to include each Company Benefit Plan.

(ii) The Company has provided or made available to Parent current, complete and accurate copies of (A) each material Company Benefit Plan maintained primarily for the benefit of individuals regularly employed in the United States (or, in either case, with respect to any unwritten Company Benefit Plans, accurate descriptions thereof) and Company Benefit Agreements (exclusive of local offer letters mandated under applicable non-U.S. law that do not impose any severance obligations other than any mandatory statutory severance), (B) with respect to the Company Benefit Plans described in clause (A) above maintained for employees in the United States for the two most recent years, to the extent required for such plan, (1) annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) or any other Governmental Entity with respect to each Company Benefit Plan (if any such report was required) and all schedules and attachments thereto, (2) audited financial statements, and (3) actuarial valuation reports, (C) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (D) each trust Contract relating to any Company Benefit Plan and (E) the most recent favorable IRS determination letter, to the extent obtained.

(iii) Except for matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect:

(A) each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all the Company Benefit Plans (including Company Benefit Plans maintained primarily for the benefit of individuals regularly employed outside the United States) are in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions, and the terms of all collective bargaining agreements;

(B) all Company Pension Plans intended to be qualified within the meaning of Section 401(a) of the Code are so qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent determination letter relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan or increase the costs relating thereto or require security under Section 307 of ERISA;

(C) with respect to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Company, its Subsidiaries or any Commonly Controlled Entity has any liability or contributes (or has at any time contributed or had an obligation to contribute), there has been no partial or complete withdrawal (within the meaning of Title IV of ERISA) resulting in any liability which has not been fully satisfied and, to the Knowledge of the Company, no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively);

(D) with respect to each Company Benefit Plan (A) neither the Company, its Subsidiaries nor any Commonly Controlled Entity has any unsatisfied liability under Title IV of ERISA, (B) no condition exists that could reasonably be considered to present a material risk to the Company or any Commonly Controlled Entity of incurring a material liability under Title IV of ERISA,(C) the Pension Benefit Guaranty Corporation has not instituted proceedings under Section 4042 of ERISA to terminate any Company Benefit Plan and no condition exists that presents a risk that such proceedings will be instituted, and (D) no event has occurred and to the Knowledge of the Company no condition exists that would be reasonably expected to subject the Company, any Subsidiary or Commonly Controlled Entity to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws;

(E) with respect to each Company Benefit Plan, to the Knowledge of the Company, there are no Actions by any Governmental Entity with respect to termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or Company Benefit Agreements or asserting any rights or claims to benefits under any Company Benefit Plan that are pending, threatened or in progress and, to the Knowledge of the Company, there are not any facts that could give rise to liability in the event of any such Action;

(F) with respect to each Company Benefit Plan (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), (B) there has not occurred a reportable event (as such term is defined in Section 4043(c) of ERISA), and (C) there is no binding commitment that any Company Benefit Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under such Company Benefit Plan at any time within the twelve months immediately following the date hereof;

(G) none of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement, and (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement; and

(H) no Company Personnel is entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise Tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement.

(n) Taxes. Except as has not had and would not reasonably be expected to have a Material Adverse Effect:

(i) All Tax Returns required by applicable Law to have been filed with the relevant Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such Tax Returns are true and complete.

(ii) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all Taxes due and owing, and the Company’s most recent financial statements included in the Filed Company SEC Documents reflect an adequate accrual in accordance with GAAP for all Taxes payable by Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

(iii) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than for Taxes not yet due and payable.

(iv) The Company and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes.

(v) No written notice of a claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or any of its Subsidiaries with regard to any Taxes or Tax Returns of the Company or its Subsidiaries has been received.

(vi) Neither the Company nor any of its Subsidiaries has granted (or is subject to) any waiver or extension that is currently in effect of the period of assessment or collection of any Taxes with respect to the Company or any of its Subsidiaries nor has any request been made for any such extension.

(vii) No written notice of a claim of pending investigation has been received from any state, local or other jurisdiction with which the Company or any of its Subsidiaries currently does not file Tax Returns, alleging that the Company or any of its Subsidiaries has a duty to file Tax Returns and pay Taxes or is otherwise subject to the Taxing Authority of such jurisdiction.

(viii) Neither the Company nor any of its Subsidiaries joins or has joined in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local and foreign Tax Return other than consolidated Tax Returns for the consolidated group of which the Company is the common parent.

(ix) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, Tax allocation, or Tax indemnity agreement, arrangement or practice (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(x) All representations and warranties made by the Company or any of its Subsidiaries in the letter to the Internal Revenue Service dated March 15, 2007 requesting rulings as to the federal income tax consequences of the transactions contemplated by the Separation and Distribution Agreement by and between the Company and WABCO Holdings Inc. dated as of July 16, 2007 (the “Spin-Off”) and all representations and warranties made by the Company or any of its Subsidiaries to Skadden, Arps, Slate, Meagher & Flom LLP and its Affiliates in connection with its opinion relating to the Spin-Off were true as of the date made, and since the date of the Spin-Off, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, WABCO Holdings Inc. or any other person has taken, or failed to take, any action that would reasonably be expected to cause the Spin-Off (or any related distribution preceding the Spin-Off) not to qualify as a distribution under Section 355 of the Code (or, as applicable, to cause the related asset contributions not to qualify as reorganizations under Section 368 of the Code).

(xi) As of the date of the Spin-Off, the Company had no plan or intent to arrange for a sale of the Company. During the two-year period prior to the Spin-Off, the Company had not engaged in discussions with Parent and/or its Affiliates with regard to a potential sale of the Company to Parent and/or its Affiliates. From the date of the Spin-Off to the initiation of discussions with Parent and/or its Affiliates with respect to the Merger, the Company did not engage (and did not direct any financial or other outside advisor or representative to engage) in discussions with potential purchasers with regard to a potential sale of the Company.

(xii) Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period (or portion of a taxable period) but was not recognized for Tax purposes in any prior taxable period as a result of (A) an open transaction, (B) a prepaid amount, (C) the installment method of accounting, (D) the long-term contract method of accounting, (E) the cash method of accounting or Section 481 of the Code or (F) any comparable provisions of state or local Tax Law, domestic or foreign, or for any other reason.

(xiii) Neither the Company nor any of its Subsidiaries has entered into any transactions that are or would be part of any “reportable transaction” under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local law).

(xiv) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(xv) As used in this Agreement, (A) “Tax” means all United States federal, state, local or foreign taxes, charges, fees, levies or other assessments, including but not limited to income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties, fines, related liabilities or additions to tax attributable to such taxes, charges, fees, levies or other assessments; (B) “Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (C) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments thereto.

(o) Title to Properties.

(i) Section 3.01(o)(i) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company and its Subsidiaries in fee simple that is material to the Company and its Subsidiaries, taken as a whole, (the “Owned Real Property”) identifying the address thereof.

(ii) Section 3.01(o)(ii) of the Company Disclosure Schedule sets forth a true and complete list of all material leases or subleases of real property (the “Leases”) under which the Company or any of its Subsidiaries leases or subleases any real property or interests in real property (which leased real property, together with the Owned Real Property, the “Real Property”) identifying the address thereof.

(iii) The Company and each of its Subsidiaries has good, valid and marketable title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all the Real Property and other material tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business, free and clear of all Liens, except for defects in title, recorded easements, restrictive covenants and other Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries has complied with the terms of all Leases, and all Leases are in full force and effect, enforceable in accordance with their terms against the Company or Subsidiary party thereto and, to the Knowledge of the Company, the counterparties thereto, except for such failure to comply or be in full force and effect and enforceable that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any Lease, which defaults individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

(p) Intellectual Property.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) the Company and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens (other than, with respect to Liens, licenses of Intellectual Property in the ordinary course of business consistent with past practice); (B) no Actions or Orders are pending or, to the Knowledge of the Company, threatened (including in the form of cease and desist letters or written requests for a license) against the Company or its Subsidiaries with regard to the ownership, use, validity or enforceability of any Intellectual Property used in the operation of their businesses as currently conducted; (C) the operation of the Company and its Subsidiaries’ businesses as currently conducted does not infringe, misappropriate or violate the Intellectual Property of any other person and, to the Knowledge of the Company, no other person is Infringing the Company’s or any of its Subsidiaries’ Intellectual Property; (D) all material registrations and applications for patents, trademarks, and copyrights owned by the Company or any of its Subsidiaries are subsisting, have not been abandoned or cancelled, and to the Knowledge of the Company, all such registrations are valid and enforceable; and (E) the Company and its Subsidiaries take commercially reasonable actions to protect their Intellectual Property (including trade secrets and confidential information).

(ii) “Intellectual Property” shall mean all intellectual property rights, including without limitation patents, proprietary inventions, technology, discoveries, processes, formulae and know-how, copyrights and rights in copyrightable works (including software, databases, software applications and code, computer systems and networks, website content, and related documentation), trademarks, service marks, trade names, logos, domain names, trade dress and other source indicators, trade secrets, confidential and proprietary customer data and other confidential and proprietary information.

(q) Voting Requirements. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.02(n), the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated by this Agreement.

(r) State Takeover Laws; Company Certificate Provisions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.02(n), no state anti-takeover statute or regulation (including Section 203 of the DGCL), nor any takeover-related provision in the Company Certificate or Company Bylaws, would (i) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the Merger or the other transactions contemplated hereby or thereby, (ii) have the effect of invalidating or voiding this Agreement, or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Parent or Merger Sub to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.

(s) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Lazard Freres & Co. LLC) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.

(t) Opinion of Financial Advisors. The Board of Directors of the Company has received the opinion of Lazard Freres & Co. LLC, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than Parent and its Subsidiaries).

(u) Insurance. All material insurance policies maintained by the Company and its Subsidiaries, including fire and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies, provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law. Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a breach or default, or permit a termination or modification of any of the material insurance policies of the Company and its Subsidiaries, except for such breaches, defaults, terminations or modifications that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(v) No Other Representations; Disclaimer.

(i) Except for the representations and warranties made by the Company in this Section 3.01, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Section 3.01, neither the Company nor any other person makes or has made any representation or warranty to Parent, Merger Sub, or any of their Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to Parent, Merger Sub, or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii) The Company acknowledges and agrees that it (i) has had the opportunity to meet with the management of Parent and to discuss the business, assets and liabilities of Parent and its Subsidiaries, (ii) has had access to such books and records, facilities, equipment, contracts and other assets of Parent and its Subsidiaries which it and its representatives have desired or requested to review, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of Parent, and (iv) has conducted its own independent investigation of Parent and its Subsidiaries, their respective businesses, assets, liabilities and the transactions contemplated by this Agreement.

(iii) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent, Merger Sub nor any person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Section 3.02 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available the Company, or any of its Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives.

SECTION 3.02 Representations and Warranties of Parent and Merger Sub. Except as disclosed in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement (but excluding any forward looking disclosures set forth in any “risk factor” section or under the heading “Forward-Looking Statements” in any of such Parent SEC Documents), and except as set forth in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates (and such items or matters disclosed in other sections of the Parent Disclosure Schedule to the extent the relevance of such items or matters to the referenced Section or subsection of this Agreement is readily apparent on the face of such disclosure notwithstanding the omission of a reference or cross reference thereto)), Parent and Merger Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Merger Sub and each of Parent’s Significant Subsidiaries has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority and possess all governmental licenses, permits, authorizations and approvals necessary to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to be in good standing or where the failure to have such governmental licenses, permits, authorizations or approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, Merger Sub and each of Parent’s Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company, prior to the date of this Agreement, complete and accurate copies of the Memorandum of Association of Parent (the “Parent Certificate”) and the Amended and Restated Bye-Laws of Parent (the “Parent Bye-Laws”), the Certificate of Incorporation of Merger Sub (the “Merger Sub Certificate”), the Bylaws of Merger Sub (the “Merger Sub Bylaw”), in each case as amended to the date hereof.

(b) Subsidiaries. All of the outstanding capital stock of, or other equity interests in, each Significant Subsidiary of Parent is directly or indirectly owned by Parent (except for directors’ qualifying shares and investments by foreign national mandated by applicable Law). All the issued and outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary owned by Parent have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Parent free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests (other than restrictions imposed by securities Laws). Except for the Subsidiaries of Parent, Parent does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity that are or would reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.

(c) Capital Structure. The authorized capital stock of Parent consists of 1,175,000,000 common shares, consisting of 600,000,000 Parent Common Shares and 575,000,000 Class B common shares, par value $1.00 per share (the “Class B Common Shares”), and 10,000,000 preference shares, par value $0.001 per share (“Parent Preferred Stock”). At the close of business on November 30, 2007:

(i) 272,538,900 shares of Parent Common Shares were issued and outstanding and an additional 97,421,996 shares of Parent Common Shares are held by Subsidiaries of Parent and treated as treasury shares for accounting purposes;

(ii) 260,700,008 shares of Class B Common Shares were issued and outstanding, all of which are held by Subsidiaries of Parent, and an additional 9,800,000 shares of Class B Common Shares are held by Subsidiaries of Parent and treated as treasury shares for accounting purposes;

(iii) 14,000,000 shares of Parent Common Shares were reserved and available for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of Parent Stock Options issued pursuant to the Incentive Stock Plan of 2007, as amended to date (the “Parent 2007 Stock Plan”), and 16,374,411 shares of Parent Common Shares were subject to outstanding options to purchase Parent Common Shares under the Parent 2007 Stock Plan and the Incentive Stock Plan of 1995 and the Incentive Stock Plan of 1998, in each case, as amended to date (collectively, the “Parent Stock Options”), or agreements to grant Parent Stock Options;

(iv) no shares of Parent Preferred Stock were issued or outstanding;

(v) 600,000 shares of Parent Preferred Stock have been designated as Series A Preference Shares, which shares shall be issued upon exercise of the preference stock purchase rights issuable pursuant to the Rights Agreement, dated as of October 31, 2001 between Parent and The Bank of New York (the “Parent Rights Plan”);

(vi) 1,191,481 stock appreciation rights were issued and outstanding;

(vii) 1,027,905 shares of Parent Common Shares are subject to issuance pursuant to Parent’s deferred compensation plans;

(viii) except as set forth above in this Section 3.02(c), at the close of business on November 30, 2007, no shares of capital stock or other voting securities or equity interests of Parent were issued, reserved for issuance or outstanding. At the close of business on November 30, 2007, there were no outstanding “phantom” stock rights, performance units, rights to receive shares of Parent Common Shares on a deferred basis or other rights (other than Parent Stock Options and shares to be issued pursuant to Parent’s deferred compensation plans) that are linked to the value of Parent Common Shares (collectively, “Parent Stock-Based Awards”). All outstanding Parent Stock Options and grants of Parent Stock-Based Awards are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements or by action taken by the Compensation Committee of the Board of Directors of Parent. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to the Parent Stock Options or Parent Stock-Based Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above in this Section 3.02(c) and for issuances of shares of Parent Common Shares pursuant to the Parent Stock Options set forth above in this Section 3.02(c) and, with respect to changes following the date of this Agreement, except as permitted by Section 4.01(b), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of Parent, (B) any securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Parent, (C) any warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, and no obligation of Parent or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent or (D) any Parent Stock-Based Awards, and (y) there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither Parent nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities. Except as set forth above in this Section 3.02(c) and subject to Section 4.01(b), there are no outstanding (1) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of Parent, (2) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, and no obligation of Parent or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of Parent or (3) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities; and

(ix) as of the date of this Agreement, the only principal amount of outstanding indebtedness for borrowed money of Parent and its Subsidiaries (not including intercompany amounts or operating or capital leases) is (A) $124.9 million of 6.75% Senior Notes due 2008, (B) $299.1 million of 4.75% Senior Notes due 2015, (C) $125 million of 9.00% Debentures due 2021, (D) $135 million of 7.20% Debentures due 2007-2025, (E) $149.8 million of 6.48% Debentures due 2025, (F) $199.9 million of 6.39% Debentures due 2027, (G) $200 million of 6.44% Debentures due 2027 and (H) not more than $375 million of other indebtedness for borrowed money (not including intercompany amounts or operating or capital leases).

(d) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the adoption of this Agreement by Ingersoll-Rand Global Holding Company Limited, a Bermuda company, in its capacity as sole stockholder of Merger Sub (which Parent shall cause to occur as soon as reasonably practicable following the execution of this Agreement)). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at equity or at law). The Board of Directors of Parent has unanimously, by resolutions duly adopted at a meeting duly called and held, (i) approved, and declared advisable, this Agreement and (ii) determined that the terms of this Agreement are fair to, and in the best interests of, Parent and its stockholders, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

(e) Noncontravention. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or other assets of Parent or Merger Sub or any of Parent’s Subsidiaries under, (i) the Parent Certificate or the Parent Bye-Laws, the Merger Sub Certificate or the Merger Sub Bylaws, or the comparable organizational documents of any of Parent’s Significant Subsidiaries, (ii) any Contract to which Parent or any of its Subsidiaries is a party or any of their respective properties, rights or other assets is subject or (iii) subject the governmental filings and other matters referred to in the following sentence, any Law or Order applicable to Parent or any of its Subsidiaries or any of their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by Parent under the HSR Act and the termination of the waiting period required thereunder, and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (2) the filing with the SEC of (Y) the Form S-4 and (Z) such reports under applicable requirements of the Securities Act, the Exchange Act, and state securities and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) any filings with and approvals of the NYSE, and (4) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(f) Parent SEC Documents.

(i) Parent has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Parent since January 1, 2006 (such documents, together with any documents filed during such period by Parent to the SEC on a voluntary basis on Current Reports on Form 8-K, the “Parent SEC Documents”). Each of the Parent SEC Documents, as amended prior to the date of this Agreement, complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act and the Exchange Act applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed or, if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of Parent included in the Parent SEC Documents (or incorporated therein by reference) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except as reflected or reserved against in the balance sheet of Parent, including the notes thereto as of September 30, 2007 included in Parent SEC Documents filed prior to the date of this Agreement (the “Filed Parent SEC Documents”), neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise), other than (A) liabilities or obligations incurred since September 30, 2007 in the ordinary course of business consistent with past practice, (B) liabilities or obligations incurred pursuant to Contracts entered into after the date hereof not in violation of this Agreement, (C) liabilities or obligations incurred pursuant to this Agreement and (D) liabilities or obligations that would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s published financial statements or other Parent SEC Documents. None of the Subsidiaries of Parent is, or has at any time since January 1, 2006 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and SOX with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. As of the date hereof, to the Knowledge of Parent, Parent’s outside auditors and its principal executive officer and principal financial officer will be able to give, without qualification, the certificates and attestations required pursuant to SOX when next due.

(iii) Parent has (A) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to its principal executive officer and principal financial officer; (B) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (C) evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (D) to the extent required by applicable Law, disclosed in such report or amendment any change in Parent’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting.

(iv) Parent has disclosed, based on the most recent evaluation of internal control over financial reporting, to Parent’s auditors and the audit committee of Parent’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(v) Since January 1, 2006, to the Knowledge of Parent, (i) neither Parent nor any of its Subsidiaries, nor any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

(g) Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, in each case, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

(h) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(i) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and J.P. Morgan Securities Inc.) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

(j) Absence of Changes. Since September 30, 2007, there has not been any Parent Material Adverse Effect.

(k) Litigation. There are no Actions, including Actions under or relating to any Environmental Law, pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective assets, rights or properties or any of the executive officers or directors of Parent, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order or settlement, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. To the Knowledge of Parent, there are no formal or informal governmental inquiries or investigations or investigations, in each case regarding accounting or disclosure practices of Parent or any of its Subsidiaries, or regarding compliance by Parent or any of its Subsidiaries with any Law except for those inquiries or investigations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(l) Compliance With Law; Environmental Matters. (i) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(A) each of Parent and its Subsidiaries is and has been since January 1, 2005 in compliance with all Laws and Orders applicable to it, its properties or other assets or its business or operations;

(B) Parent and each of its Subsidiaries has in effect all Permits, including Permits under Environmental Laws, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted;

(C) there has been no violation of any such Permit;

(D) to Parent’s Knowledge, (1) the consummation of the Merger would not cause the revocation, modification or cancellation of any such Permit, and (2) no Governmental Entity has communicated with Parent or any of its Subsidiaries in a way that indicates that the revocation, modification or cancellation of any such Permit would reasonably be expected;

(E) to the Knowledge of Parent, (1) there have been no Releases of Hazardous Materials and Hazardous Materials are not otherwise present in, on, under, from or affecting any properties or facilities currently or formerly owned, leased or operated by Parent or any of its Subsidiaries which would subject Parent or any of its Subsidiaries to any liability under any Environmental Law, or adversely affect any current or planned operations of Parent or any of its Subsidiaries at any such properties or facilities and (2) none of Parent or its Subsidiaries has Released, or is responsible for, Hazardous Materials at any other location which would subject Parent or any of its Subsidiaries to any liability under Environmental Law; and

(F) to Parent’s Knowledge, none of the officers, directors, or agents (in their capacity as such) of Parent or any of its Significant Subsidiaries is, or since January 1, 2006, has been, in violation of any Law applicable to its business, properties or operations and relating to (1) the use of corporate funds relating to political activity or for the purpose of obtaining or retaining business; (2) payments to government officials or employees from corporate funds; or (3) bribes, rebates, payoffs, influence payments, or kickbacks.

(ii) To Parent’s Knowledge, (a) it is in compliance in all material respects with the Foreign Corrupt Practices Act and any other United States and foreign Laws concerning corrupt payments; and (b) between January 1, 2003 and the date of this Agreement, Parent has not been investigated by any Governmental Entity with respect to, or given notice by an Governmental Entity of, any violation by Parent of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupt payments.

(m) Financing. Section 3.02(m) of Parent’s Disclosure Schedule contains true, correct and complete copies, as of the date of this Agreement, of executed commitment letters, dated as of the date of this Agreement (the “Debt Commitment Letters”), from the lenders named therein to provide debt financing in an aggregate amount set forth therein (being collectively referred to as the “Debt Financing”). None of the Debt Commitment Letters has been amended or modified in any material respect (or, in respect of terms relating to conditionality or amounts, amended in any respect on terms that are less favorable to Parent or Merger Sub), no such amendment or modification is contemplated, and the respective commitments contained in such letters have not been withdrawn or rescinded in any respect. The Debt Commitment Letters are in full force and effect and are the valid, binding and enforceable obligations of Parent and

Merger Sub, and to the Knowledge of Parent, the other parties thereto. The net proceeds contemplated by the Debt Financing, together with the proceeds of commercial paper or loans under existing revolving credit facilities of Parent and cash on hand of Parent at the Closing, will in the aggregate be sufficient for Parent and Merger Sub to pay the aggregate Cash Consideration (and any other repayment or refinancing of debt contemplated by this Agreement or the Debt Commitment Letters) and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and to pay all related fees and expenses. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent or Merger Sub under the Debt Commitment Letters, and, as of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Parent or Merger Sub on the date of the Closing. The Debt Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Parent on the terms therein.

(n) Certain Agreements. Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL or other applicable state Law to be applicable to this Agreement, the Merger, or any of the transactions contemplated hereby. None of Parent or any of its Subsidiaries has any direct or indirect beneficial ownership, or sole or shared voting power, with respect to any shares of Company Common Stock.

(o) No Parent Vote Required. Assuming (i) the accuracy of the representations and warranties of the Company set forth in Section 3.01(c) and (ii) compliance by the Company with Section 4.01(a)(ii), no vote or other action of the holders of any class or series of capital stock of Parent is required by Law, the Parent Certificate, the Parent Bye-Laws or otherwise in order for Parent and Merger Sub to adopt this Agreement, approve the transactions contemplated by this Agreement and consummate the Merger and the other transactions contemplated hereby.

(p) Taxes. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i) All Tax Returns required by applicable Law to have been filed with the relevant Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such Tax Returns are true and complete;

(ii) Parent and each of its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and owing, and Parent’s most recent financial statements included in the Filed Parent SEC Documents reflect an adequate accrual in accordance with GAAP for all Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements;

(iii) There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than for Taxes not yet due and payable;

(iv) Parent and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes;

(v) No written notice of a claim, audit, action, suit, proceeding or investigation now pending or, to Parent’s Knowledge, threatened against or with respect to Parent or any of its Subsidiaries has been received with regard to any United States Federal income Taxes, any income Taxes imposed by the Netherlands or any Tax Returns with respect to any such Taxes;

(vi) No written notice of a claim of pending investigation has been received from any state, local or other jurisdiction with which Parent or any of its Subsidiaries currently does not file Tax Returns, alleging that Parent or any of its Subsidiaries has a duty to file Tax Returns and pay Taxes or is otherwise subject to the Taxing Authority of such jurisdiction;

(vii) During the two year period prior to the Spin-Off, Parent had not engaged in discussions with the Company and/or its Affiliates with regard to a potential acquisition of the Company by Parent and/or its Affiliates; and

(viii) Neither the Parent nor any of its Subsidiaries has entered into any transactions that are or would be part of any “listed transaction” under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local law).

(q) No Additional Representations; Disclaimer.

(i) Except for the representations and warranties made by Parent and Merger Sub in this Section 3.02, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent and Merger Sub in this Section 3.02, neither Parent nor any other person makes or has made any representation or warranty to the Company or any of their Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to the Company or any of their Affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii) Parent and Merger Sub each acknowledge and agree that it (i) has had the opportunity to meet with the management of the Company and to discuss the business, assets and liabilities of the Company and its Subsidiaries, (ii) has had access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries which it and its representatives have desired or requested to review, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (iv) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses, assets, liabilities and the transactions contemplated by this Agreement.

(iii) Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Section 3.01 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub or any of their respective Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, Merger Sub or any of their respective Representatives.

ARTICLE IV

COVENANTS RELATING TO THE BUSINESS

SECTION 4.01 Conduct of Business.

(a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule or as consented to in writing in advance by Parent (such consent not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly permitted or required by this Agreement or as otherwise required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course consistent with past practice prior to the Closing and, to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule or as otherwise expressly permitted or required pursuant to this Agreement or as otherwise required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned):

(i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) quarterly cash dividends with respect to Company Common Stock not in excess of $0.16 per share, with record and payment dates materially consistent with past practice and (B) dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its stockholders, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the Company Stock Plans or (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Stock-Based Awards, in each case outstanding on the date hereof and in accordance with their terms on the date hereof;

(iii) amend the Company Certificate or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries, except to the extent such changes are required in order to change the name of any of the Company’s Subsidiaries pursuant to the terms of any Contract existing on the date hereof (to the extent complete and accurate copies of which have been heretofore delivered to Parent);

(iv) directly or indirectly acquire (x) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (y) any assets, rights or properties, except in the case of (x) or (y) for (1) capital expenditures consistent in all material respects with the amounts set forth on Section 4.01(a)(vii) of the Company Disclosure Schedule, (2) purchases of inventory, raw materials or supplies, and other assets in the ordinary course of business consistent with past practice and (3) other acquisitions, investments or capital contributions not exceeding $25 million in the aggregate;

(v) sell, pledge, dispose of, transfer, abandon, lease, license, or otherwise encumber or subject to any Lien any material properties, rights or assets, of the Company or any of its Subsidiaries, except (1) sales, pledges, dispositions, transfers, leases, licenses or encumbrances required to be effected prior to the Effective Time pursuant to existing Contracts, and (2) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of (A) assets or properties of the Company or any of its Subsidiaries having a value not to exceed in the aggregate $25 million, or (B) inventory or finished goods or other assets in the ordinary course of business consistent with past practice;

(vi) (x) redeem, repurchase, prepay (other than prepayments of revolving loans under the Company Loan Agreements), defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than borrowings (including issuances of letters of credit) under the Company Loan Agreements in the ordinary course of business consistent with past practice, in an aggregate amount such that the aggregate amount of borrowings thereunder do not exceed $50 million at any time outstanding) or (y) make any loans or advances to any person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company, which would result in the aggregate principal amount of all loans and advances of the Company and its Subsidiaries exceeding $25 million at any time outstanding;

(vii) make any new capital expenditure or expenditures exceeding the amounts set forth in Section 4.01(a)(vii) of the Company Disclosure Schedule;

(viii) except as required by Law or any judgment by a court of competent jurisdiction, (x) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) material to the Company and its Subsidiaries taken as a whole, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (y) waive or assign any claims or rights material to the Company and its Subsidiaries taken as a whole;

(ix) except in the ordinary course of business consistent with past practice, enter into, modify, amend or terminate any Material Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, cancelled, failed to renew, released or assigned, in each case as applicable, would reasonably be expected to impair in any material respect the ability of the Company and its Subsidiaries to conduct their business as currently conducted;

(x) except (w) as required or permitted by this Agreement, (x) as required by applicable Law, (y) as required to comply with any Company Benefit Plan, Company Benefit Agreement or other Contract entered into prior to the date hereof or (z) as required or advisable to avoid adverse treatment under Section 409A of the Code, (A) adopt, enter into, terminate or amend (I) any Company Benefit Plan or (II) any Company Benefit Agreement or other Contract, plan or policy involving the Company or any of its Subsidiaries and Company Personnel, except in the ordinary course of business consistent with past practice with respect to employees of the Company or its Subsidiaries who are not Key Personnel, (B) grant any severance or termination pay or retention pay in excess of, with respect to retention, the amounts contemplated by the Retention Plan or, with respect to enhanced severance, as set forth in Section 3.01(m) of the Company Disclosure Schedule or increase the compensation or fringe benefits of any Company Personnel other than increases in the ordinary course of business, consistent with past practice, (C) loan or advance any money or other property to any Company Personnel, (D) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (E) allow for the commencement of any new offering periods under any employee stock purchase plans following January 2, 2008, (F) remove any existing restrictions in any Company Benefit Agreements, Company Benefit Plans or awards made thereunder, (G) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or employment, severance or similar agreement (each, a “Company Benefit Agreement”), (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or awards made thereunder, or (I) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined; it being understood that it shall not be prohibited by this Section 4.01: (i) to make payments with respect to amounts of awards under the Company’s annual or long term incentive plans made prior to fiscal year 2008, provided that such awards are made in the ordinary course of business consistent with past practice and (ii) that awards in respect of fiscal year 2008 may be granted; provided, however, in no event will any bonus in respect of service performed or accrued in 2008 be paid or payable, except to the extent required to be paid or payable to an employee of the Company or its Subsidiaries under applicable Law, or as required by the terms of a Company Benefit Plan or Company Benefit Agreement, as such plan or agreement is in effect on the date hereof; and provided, further, payment or grant of such awards shall not include equity or equity-based awards;

(xi) enter into, modify, amend or terminate any collective bargaining agreement with any labor union, other than in the ordinary course of business consistent with past practice;

(xii) except as required by GAAP or Law or permitted by GAAP and deemed advisable by the Company’s regular independent public accountant, revalue any material assets or liabilities of the Company or any of its Subsidiaries or make any change in accounting methods, principles or practices (provided that the Company shall consult with Parent prior to any revaluation or change in accounting methods, principles or practices);

(xiii) effect or permit a “plant closing” or “mass layoff” as those terms are defined in WARN without complying with the notice requirements and all other provisions of WARN; or

(xiv) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(b) of the Parent Disclosure Schedule or as consented to in writing in advance by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as otherwise expressly permitted or required by this Agreement or as otherwise required by applicable Law, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course consistent with past practice prior to the Closing and, to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(b) of the Parent Disclosure Schedule or as otherwise permitted or required pursuant to this Agreement or as otherwise required by applicable Law, Parent shall not without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

(i) amend, or propose or agree to amend, the Parent Certificate or the Parent Bye-Laws in any manner that would adversely affect the consummation of the Merger or affect the holders of Company Common Stock whose shares are converted into Parent Common Shares at the Effective Time in a manner different from holders of Parent Common Shares prior to the Effective Time;

(ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than regular quarterly dividends not in excess of $0.18 per share, with record and payment dates materially consistent with past practice;

(iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the Parent Stock Plans or (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between Parent or any of its Subsidiaries and any director or employee of Parent or any of its Subsidiaries;

(iv) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or dispose of assets or securities of Parent or its Subsidiaries, in each case (x) if such acquisition or disposition would reasonably be expected to materially delay or impede the consummation of the Merger or (y) if such acquisitions or dispositions would exceed the amount set forth in Section 3.02(b)(iv) of the Parent Disclosure Schedule; or

(v) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(c) Union Consultation. To the extent required by Law or Contract, the Company and its Subsidiaries shall use their reasonable best efforts to: (i) furnish to the Unions information that may be required, or in the Company’s or any of its Subsidiaries’ good faith determination, advisable to provide; (ii) obtain consents or opinions from the Unions that may be required, or in the Company’s or any of its Subsidiaries’ good faith determination, advisable to obtain; and (iii) undertake any other actions that may be required to complete or effectuate matters contemplated by this Agreement. Parent shall assist and cooperate with the Company and its Subsidiaries in connection with any actions taken pursuant to the foregoing sentence. For purposes of this Section 4.01(c), the term “Union” shall mean any labor union, labor organization, works council or other collective group of employees which represents any group of employees of the Company or its Subsidiaries with which any of the Company or its Subsidiaries is otherwise required to negotiate or consult.

(d) Other Actions. The Company, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied or impair in any material respect the ability of the Company, Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the transactions contemplated hereby. Until the earlier of the Effective Time and the termination of this Agreement, the Company will coordinate with Parent regarding the declaration of any dividends or other distributions with respect to Company Common Stock and the related record dates and payment dates, it being intended that Company stockholders will not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of Company Common Stock (including the Parent Common Shares received in exchange therefor in the Merger).

(e) Advice of Changes. The Company and Parent shall promptly advise the other party, orally and in writing, if (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement becomes untrue or inaccurate in a manner that would or would be reasonably likely to result in the failure of the condition set forth in Section 6.02(a) or Section 6.03(a), or (ii) it (and, in the case of Parent, Merger Sub) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, Merger Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. In addition, in connection with any notice delivered by Parent pursuant to this Section 4.01(e) at the reasonable request of the Company, Parent shall afford to the Company and its Representatives, reasonably access during normal business hours and upon reasonable prior notice during the period prior to the Effective Time or the termination of this Agreement, to Parent’s and its Subsidiaries’ properties, books, Contracts, personnel and records as the Company may from time to time reasonably request to the extent such access or information is reasonably related to Parent’s or Merger Sub’s compliance with the terms of this Agreement or in connection with the consummation of the Merger and the transactions contemplated hereby.

(f) Certain Tax Matters. Other than in the ordinary course of business, consistent with past practice, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall cause each of its Subsidiaries to not, without the prior written consent of Parent (such consent not to be unreasonably withheld), make or change any material Tax election, change an annual accounting period, adopt or change any material accounting method with respect to Taxes, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries.

SECTION 4.02 No Solicitation.

(a) The Company agrees that it shall not and shall cause its Subsidiaries not to, and the Company shall use its reasonable best efforts to direct its and its Subsidiaries’ directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative (acting in such capacity) or controlled Affiliate (collectively, “Representatives”) not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or knowingly facilitate, any Takeover Proposal or the making or consummation thereof, or (ii) enter into, continue or otherwise participate in any discussions (except to notify such person of the existence of the provisions of this Section 4.02) or negotiations regarding, or furnish to any person any information in connection with, or otherwise knowingly cooperate in any way with, any Takeover Proposal. Notwithstanding anything to the contrary contained herein, the Company shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any person if the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law. The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to direct its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Takeover Proposal, (A) the Company and its Representatives may contact such person to clarify the terms and conditions thereof and (B) if the Board of Directors of the Company determines in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, the Company and its Representatives may, subject to compliance with this Section 4.02, (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive in the aggregate to such person than the provisions of the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain any standstill or similar obligation), provided that all such information has previously been provided or made available to Parent or its Representatives or is provided or made available to Parent or its Representatives prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

The term “Takeover Proposal” means any proposal or offer from any person (other than Parent or any of its Subsidiaries or Affiliates) relating to, or that could reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 15% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries, in each case, pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide offer made by a third party (other than Parent or any of its Subsidiaries or Affiliates) that if consummated would result in such person (or its stockholders) owning, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or more than 50% of the assets of the Company, which the Board of Directors of the Company determines in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) taking into account all financial, legal, regulatory and other aspects of such proposal (including any changes to the terms of this Agreement proposed by Parent pursuant to Section 4.02(d)) to be (i) more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement and (ii) reasonably capable of being completed on the terms set forth in the proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw, modify or qualify in any manner adverse to Parent the Company Recommendation, or (B) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, a Takeover Proposal (any action described in this clause (A) or (B) being referred to as a “Company Adverse Recommendation Change”); (ii) allow the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar Contract (other than a confidentiality agreement referred to in Section 4.02(a)) providing for, with respect to, or in connection with, any Takeover Proposal; or (iii) waive any provision of, terminate, amend or otherwise modify the Company Rights Plan or redeem the Company Rights (other than in connection with the transactions contemplated by this Agreement). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval and subject to compliance with Section 4.02(d), the Board of Directors of the Company may make a Company Adverse Recommendation Change, if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law. Any Company Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Board of Directors of the Company in any respect that would have the effect of causing any Delaware corporate takeover statute to be applicable to the transactions contemplated hereby, including the Merger.

(c) Without limiting Section 4.02(b), in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal, the Company may terminate this Agreement pursuant to Section 7.01(f) and this Section 4.02(c) and, concurrently with such termination, may enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 7.01(f) and this Section 4.02(c), and any such purported termination shall be void and of no force or effect, unless the Company (x) complies with its obligations set forth in Section 4.02(d), and (y) pays to Parent the fee payable pursuant to Section 5.06(c) prior to or concurrently with such termination.

(d) Notwithstanding anything to the contrary contained herein, the Board of Directors of the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.01(f) and Section 4.02(c), (x) unless the Company shall have provided to Parent three calendar days prior written notice (such notice, a “4.02(d) Notice”) advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor and (y):

(i) if such Company Adverse Recommendation Change is not being made as a result of a Superior Proposal, during such three day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent to amend this Agreement in such a manner that would otherwise obviate the need for such Company Adverse Recommendation Change; or

(ii) if such Company Adverse Recommendation Change or termination is being made as a result of a Superior Proposal, (1) the 4.02(d) Notice shall specify the material terms and conditions of any Superior Proposal and the identity of the person making the proposal (it being understood and agreed that any material amendment to the financial terms of any such Superior Proposal (including any revision in price) shall require a new 4.02(d) Notice and a new 24 hour period), and (2) during such three day period (or 24 hour period in the case of such amendment), if requested by Parent, the Company shall have engaged in good faith negotiations with Parent regarding any amendment to this Agreement proposed in writing by Parent.

(e) Unless this Agreement is terminated pursuant to, and in accordance with, Section 7.01, and subject to Section 5.01(b), (i) the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting and to hold a vote of the Company’s stockholders on the adoption of this Agreement and the Merger at the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Takeover Proposal (whether or not a Superior Proposal), or by a Company Adverse Recommendation Change, and (ii) in any case in which the Company makes a Company Adverse Recommendation Change pursuant to this Section 4.02, (A) the Company shall nevertheless submit this Agreement and the Merger to a vote of its stockholders and (B) the Proxy Statement and any and all accompanying materials may include appropriate disclosure with respect to such Company Adverse Recommendation Change.

(f) In addition to the obligations of the Company set forth in paragraphs (a), (b), (c) and (d) of this Section 4.02, the Company shall as promptly as practicable (and in any event within 24 hours after receipt) advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any material changes thereto) and the identity of the person making the Takeover Proposal. The Company shall provide to Parent as soon as practicable after receipt or delivery thereof copies of all written material sent or provided to the Company or any of its Subsidiaries from the person making such Takeover Proposal that describes any of the material terms or conditions of any such Takeover Proposal.

(g) Nothing contained in this Section 4.02 shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, or (ii) making any disclosure to the Company’s stockholders if the Board of Directors of the Company determined in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure could reasonably be determined to be inconsistent with applicable Law; provided, however, that compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement; it being understood that “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of the Company) shall not be deemed to be a Company Adverse Recommendation Change.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 Preparation of the Form S-4 and the Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as practicable after the execution of this Agreement, (i) the Company shall prepare (with Parent’s reasonable cooperation) and file with the SEC the proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of the Company relating to the meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider adoption of this Agreement and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of Parent Common Shares to be issued in the Merger. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and, prior to the effective date of the Form S-4, Parent shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Shares in the Merger. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will made by the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger and all orders of the SEC relating to the Form S-4.

(b) As soon as reasonably practicable after the Form S-4 is declared effective, the Company shall take all actions necessary to duly call, give notice of, convene and hold the Company Stockholders’ Meeting solely for the purpose of obtaining the Company Stockholder Approval; provided, however, that the Company shall be permitted to delay or postpone convening the Company Stockholders’ Meeting to the extent the Board of Directors of the Company or any committee thereof, after consultation with its outside legal counsel, reasonably believes that such delay or postponement is consistent with its fiduciary duties under applicable Law. Subject to Section 4.02, the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement (the “Company Recommendation“).

SECTION 5.02 Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records as Parent may from time to time reasonably request, and, during such period, the Company shall furnish promptly to Parent (x) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws and (y) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. If any of the information or material furnished pursuant to this Section 5.02 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters, and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Prior to the Effective Time, Parent and its Representatives shall not have the right to conduct environmental testing or sampling at any of the facilities or properties of the Company or its Subsidiaries.

(b) Parent and the Company shall cooperate with each other and share information during the period prior to the Effective Time or the termination of this Agreement relating to each such party’s capitalization structure for purposes of evaluating whether any adjustment to the Exchange Ratio and Cash Consideration, as contemplated by Section 2.01(d), may be required in order to satisfy the condition in Section 6.01(b) without the requirement of a vote of Parent’s stockholders.

(c) Each of Parent and the Company shall hold, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement dated as of November 6, 2007 between Parent and the Company (the “Confidentiality Agreement”); provided, however, that the restrictions set forth in Section 9 of the Confidentiality Agreement shall be inapplicable with respect to any of the transactions set forth in this Agreement or any proposals or negotiations by Parent during the period specified in Section 4.02(d) in connection with its rights described therein. The Confidentiality Agreement, including the restrictions set forth in Section 9 of the Confidentiality Agreement, shall survive any termination of this Agreement. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto or the conditions to the Closing, in each case, contained in this Agreement.

SECTION 5.03 Reasonable Best Efforts; Further Action.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof but in any event no later than fifteen Business Days after the date hereof, (ii) to make all necessary notifications, registrations or filings pursuant to any applicable Antitrust Law (other than the HSR Act) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof but in any event no later than thirty Business Days after the date hereof, (iii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law and (iv) to use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods with respect to the approval of the Merger under the HSR Act and any other applicable Antitrust Laws.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.03(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, the Federal Trade

Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other United States or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law. For purposes of this Agreement, (A) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, and (B) “Foreign Antitrust Laws” means the applicable requirements of antitrust competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.03(a) and (b), each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law, including using reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed). Neither party shall, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire any business, person or division thereof, or otherwise acquire or agree to acquire any assets or enter into any other transaction if the entering into of a definitive agreement relating to or the consummation of such acquisition or other transaction would be reasonably likely to materially increase the risk of not obtaining the applicable clearance, approval or waiver from a Governmental Entity charged with the enforcement of any Antitrust Law with respect to the transactions contemplated by this Agreement or materially delay obtaining such clearances, approvals or waivers.

(d) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary and without limiting the foregoing, Parent shall, and shall cause each of its Subsidiaries to, propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries or, effective as of the Effective Time, the Surviving Corporation or its Subsidiaries or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent, any of its Subsidiaries, the Surviving Corporation or its Subsidiaries, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding by a Governmental Entity, which would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement; provided, however, that Parent shall not be required to take any such actions which would reasonably be expected to have a Parent Material Adverse Effect (including for this purpose the Surviving Corporation, the Company and its Subsidiaries as Subsidiaries of Parent but excluding for this purpose clause (ii) of the definition thereof).

SECTION 5.04 Company Stock Options and Company Restricted Stock Units.

(a) Incentive Plan Options.

(i) Converted Incentive Options. All Incentive Plan Options, whether or not exercisable or vested at the Effective Time, shall be, as of the Effective Time, fully vested and exercisable. Except (1) with respect to Cash Election Options under the Company’s Stock Incentive Plan and (2) the number of shares of Company Common Stock subject to Incentive Plan Options held by the Specified Option Holders that are required to be cashed-out pursuant to the pro-ration mechanics described in Section 5.04(d)(ii)(B), all Incentive Plan Options (including France Options under the Company’s Stock Incentive Plan, but excluding ISOs), shall be, as of the Effective Time, converted automatically into options to purchase Parent Common Shares (“Converted Incentive Options”) upon the same terms and conditions as are in effect immediately prior to the Effective Time with respect to such Incentive Plan Option (including any such terms and conditions which become effective in connection with the transactions contemplated by this Agreement and including, for the avoidance of doubt, provisions in the Company’s Stock Incentive Plan relating to the put right and cash settlement of Incentive Plan Options following a “Change of Control,” as defined therein), except that (i) each such Converted Incentive Option shall be exercisable for, and represent the right to acquire, that whole number of Parent Common Shares (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Incentive Plan Option multiplied by the Option Exchange Ratio and (ii) subject to Section 5.04(g), the option price per Parent Common Share under each Converted Incentive Option shall be an amount equal to the quotient of (A) the option price per share of Company Common Stock subject to the related Incentive Plan Option, as in effect immediately prior to the Effective Time, divided by (B) the Option Exchange Ratio (the option price per share, as so determined, being rounded up to the nearest full cent).

(ii) Cashed-Out Incentive Options. As of the Effective Time, (1) each Cash Election Option under the Company’s Stock Incentive Plan and (2) each Incentive Plan Option held by the Specified Option Holders that is required to be cashed-out pursuant to the pro-ration mechanics described in Section 5.04(d)(ii)(B) shall be converted into a right to receive a payment in cash, payable in U.S. dollars and without interest, equal to the product of (a) (i) the excess, if any, of (x) the Cash Consideration plus (y) the product of (1) the Exchange Ratio multiplied by (2) Parent Reference Price over (ii) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (b) the number of shares of Company Common Stock subject to such Company Stock Option (such cash amount for each such Company Stock Option, the “Cash-Out Amount”).

(b) Omnibus Plan Options.

(i) Cashed-Out Omnibus Options. All Omnibus Plan Options, whether or not exercisable or vested at the Effective Time, shall be, as of the Effective Time, fully vested and exercisable. Subject to Section 5.04(b)(ii), (c) and (d), as of the Effective Time, each Omnibus Plan Option (other than ISOs and France Options), shall, subject to the terms of the Company’s 2002 Omnibus Incentive Plan, be converted into the right to receive a payment in cash, payable in U.S. dollars and without interest, equal to the Cash-Out Amount with respect to each such Omnibus Plan Option.

(ii) Converted Omnibus Options. Subject to Section 5.04(c) and 5.04(d), the Roll-Over Election Options and the France Options that are, in each case, Omnibus Plan Options shall be, as of the Effective Time, converted automatically into options to purchase Parent Common Shares (“Converted Omnibus Options,” and together with the Converted Incentive Options, the “Converted Options”) upon the same terms and conditions as are in effect immediately prior to the Effective Time with respect to such Omnibus Plan Options (including any such terms and conditions which become effective in connection with the transactions contemplated by this Agreement), except that (i) each such Converted Omnibus Option shall be exercisable for, and represent the right to acquire, that whole number of Parent Common Shares (rounded down to the nearest whole share) equal to the number of shares of

Company Common Stock subject to such Omnibus Plan Option multiplied by the Option Exchange Ratio and (ii) subject to Section 5.04(g), the option price per Parent Common Share under each Converted Omnibus Option shall be an amount equal to the quotient of (A) the option price per share of Company Common Stock subject to the related Omnibus Plan Option in effect immediately prior to the Effective Time divided by (B) the Option Exchange Ratio (the option price per share, as so determined, being rounded up to the nearest full cent).

(c) Option Election. An election form and other appropriate and customary materials in such form as Parent and the Company shall mutually agree (the “Option Election Form”) shall be mailed within five days of mailing of the Proxy Statement to each holder of record of a Company Stock Option (other than ISOs, which shall be treated in the manner provided in Section 5.04(f) and other than France Options, which shall be automatically converted into Converted Options). Each Election Form shall permit the holder to specify and elect: (i) to have all or a portion (determined on a grant-by-grant basis) of the shares of Company Common Stock subject to such Company Stock Option converted at the Effective Time into the Cash-Out Amount applicable to such option in accordance with Section 5.04(a)(ii) or Section 5.04(b)(i) (a “Cash-Out Election”), or (ii) to have all or a portion (determined on a grant-by-grant basis) of the shares of Company Common Stock subject to such Company Stock Option converted at the Effective Time into the applicable Converted Option in accordance with Section 5.04(a)(i) or Section 5.04(b)(ii) (a “Roll-Over Election”). Any such election shall have been properly made only if the Company shall have received a properly completed Option Election Form by 5:00 p.m. Eastern Time on the Option Calculate Date. An Option Election Form shall be deemed properly completed only if duly executed by the holder of such Company Stock Option, together with any other materials required to be submitted in accordance with the instructions set forth in the Option Election Form. Any Option Election Form may be revoked or modified by the person submitting such form, only by written notice to the Company received prior to 5:00 p.m. Eastern Time on the Option Calculation Date. In the event (A) an Option Election Form is revoked prior to 5:00 p.m. Eastern Time on the Option Calculation Date and a subsequently properly completed Option Election Form is thereafter received by the Company prior to 5:00 p.m. Eastern Time on the Option Calculation Date, or (B) the Company has not received an effective, properly completed, Option Election Form on or before 5:00 p.m. Eastern Time on the Option Calculation Date with respect to any specified Company Stock Option, then, in each case, the holder of such Company Stock Options with respect to which no valid election has been made in accordance with this Section 5.04(c) shall be deemed to be neither a Cash-Out Election nor a Roll-Over Election in respect of such Company Stock Options held by such holder.

(d) Proration.

(i) The Automatic Rollover Options shall be converted into Converted Options in accordance with Section 5.04(a)(i) (in the case of Converted Incentive Options), Section 5.04(b)(ii) (in the case of Converted Omnibus Options) or Section 5.04(f) (in the case of ISOs).

(ii) If (x) the number of Automatic Rollover Options plus (y) the number of Company Stock Options held by the Specified Option Holders (the sum of (x) and (y), the “Total Rollover Base Number”) exceeds the Maximum Rollover Number, the Company Stock Options held by the Specified Option Holders shall be treated in the following manner:

(A) a cash-out proration factor shall be equal to a fraction, the numerator of which is the Total Rollover Base Number minus the Maximum Rollover Number and the denominator of which is the number of Company Stock Options held by the Specified Option Holders (such factor, the “Cash-Out Proration Factor”).

(B) with respect to each Specified Option Holder, a number of Company Stock Options equal to the Cash-Out Proration Factor multiplied by the number of Company Stock Options held by each such Specified Option Holder shall be converted into the right to receive the applicable Cash-Out Amount (in lieu of Converted Options) in accordance with this Section 5.04; it being understood that such Company Stock Options held by the Specified Option Holder that are converted into the applicable Cash-Out Amount shall be selected pro rata among the Specified Option Holders based on the relative number of Company Stock Options held by such holders, with the Company Stock Options of each Specified Option Holder having the earliest grant date being cashed out first pursuant to this clause (B).

(C) the remaining Company Stock Options held by the Specified Option Holders shall be converted into Converted Options in accordance with Section 5.04(a)(i) (in the case of Converted Incentive Options) or Section 5.04(b)(ii) (in the case of Converted Omnibus Options).

(e) Cash-Out Amount Payment. The Surviving Corporation shall pay to the holders of Cash Election Options (in respect of such Cash Election Options) and to the Specified Option Holders (in respect of the Company Stock Options held by such Specified Option Holders that are required to be cashed-out pursuant to Section 5.04(d)(ii)(B)), the Cash-Out Amount applicable to such holder in respect of such Company Stock Options under this Section 5.04 (less applicable withholding) on or as soon as reasonably practicable after the date on which the Effective Time occurs, but in any event within five (5) Business Days thereafter.

(f) ISOs. All ISOs, whether or not exercisable or vested at the Effective Time, shall be, as of the Effective Time, fully vested and exercisable. Notwithstanding anything to the contrary contained in this Agreement and prior to applying any of the other provisions of this Section 5.04, outstanding ISOs shall be, as of the Effective Time, converted automatically into options to purchase shares of Parent Common Shares (“Converted ISOs”) upon the same terms and conditions as are in effect immediately prior to the Effective Time with respect to such ISOs (including any such terms and conditions which become effective in connection with the transactions contemplated by this Agreement), except that (i) each such ISO shall be exercisable for, and represent the right to acquire, that whole number of Parent Common Shares (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such ISO multiplied by the ISO Exchange Ratio and (ii) the option price per Parent Common Share under each Converted ISO shall be an amount equal to the quotient of (A) the option price per share of Company Common Stock subject to the related ISO in effect immediately prior to the Effective Time divided by (B) the ISO Exchange Ratio (the option price per share, as so determined, being rounded up to the nearest full cent). For purposes of this Agreement, the “ISO Exchange Ratio” shall be the quotient of (1) the Company Reference Price divided by (2) the Parent Reference Price.

(g) Converted Options Exercise Price Adjustment. Notwithstanding anything to the contrary above, to the extent that the application of the portion of the formula set forth in clause (ii) of the second sentence of Section 5.04(a)(i) or clause (ii) of the first sentence of Section 5.04(b)(ii) results in a Converted Option with an Option Spread (based on the closing price of Parent Common Shares on the Closing Date) which is greater than or lesser than the Option Spread of the related Company Stock Option (based on the closing price of Company Common Stock on the date immediately preceding the Closing Date), the exercise price per Parent Common Share subject to such Converted Option shall be adjusted up or down, as the case may be, so that the Option Spread of the Converted Option is equal the Option Spread in the related Company Stock Option.

(h) Company Restricted Stock Units. Immediately prior to the Effective Time, except as separately agreed by Parent and the holder thereof (which agreement shall then govern such award), each award of Company Restricted Stock Units and any accrued dividends shall vest in full and be converted into the right to receive the Merger Consideration as provided in Section 2.01(d). The Surviving Corporation will vest and pay all dividends accrued on such Company Restricted Stock Units to the holders thereof within five Business Days after the Effective Time. Prior to the Effective Time, the Company shall be entitled to effect amendments to any Company Restricted Stock Unit which is subject to the provisions of Section 409A of the Code to permit the payment of the Merger Consideration to the holder of such Company Restricted Stock Unit in the manner set forth in this Section 5.04(c) without the imposition of Taxes on the holder of the Company Restricted Stock Unit pursuant to the operation of Section 409A of the Code or, if it is not possible to effect such amendments, to provide for the payment of the Merger Consideration to the holder of the Company Restricted Stock Unit upon the earliest date following Effective Time which will not cause an imposition of taxes under Section 409A of the Code. Parent shall, following the Effective Time, comply with the determinations of the Company with respect to compliance with Section 409A of the Code in determining the payout of Merger Consideration with respect to each Company Restricted Stock Unit.

(i) As used in this Agreement:

(A) “Automatic Roll-Over Options” means (i) ISOs, plus (ii) the France Options, plus (iii) the Roll-Over Election Options, plus (iv) the Non-Electing Incentive Plan Options; provided, that the Automatic Roll-Over Options shall not exceed the Maximum Rollover Number.

(B) “Cash Election Options” means the sum of (i) the number of shares of Company Common Stock subject to Company Stock Options (other than ISOs and France Options) with respect to which a valid Cash-Out Election has been made pursuant to the election procedures described in Section 5.04(c), plus (ii) the number of shares of Company Common Stock subject to Omnibus Plan Options (other than ISOs and France Options) with respect to which a valid Roll-Over Election has not been made pursuant to the election procedures described in Section 5.04(c).

(C) “Company Reference Price” means the average of the volume weighted averages of the trading prices of Company Common Stock as reported on the consolidated transaction reporting system for securities traded on the NYSE (as reported in Bloomberg Financial Markets or, if not reported thereby, such other authoritative source as the parties shall agree in writing) for each of the 10 consecutive full trading days ending on the third trading day prior to the Closing Date.

(D) “France Options” means all Company Stock Options held by individuals issued under a France tax-qualified sub-plan under the Laws of France.

(E) “Incentive Plan Options” means Company Stock Options issued pursuant to the Company’s Stock Incentive Plan that are outstanding immediately prior to the Closing.

(F) “ISOs” means any Company Stock Option as to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code.

(G) “Maximum Rollover Number” means (i) 8,200,000, minus (ii) the number of shares of Company Common Stock issued between the date hereof and the Effective Time (other than issuances of Company Common Stock upon the exercise of Company Stock Options or Company Stock-Based Awards) multiplied by the Exchange Ratio.

(H) “Non-Electing Incentive Plan Options” means the number of shares of Company Common Stock subject to Incentive Plan Options with respect to which neither a valid Roll-Over Election nor a valid Cash-Out Election has been made pursuant to the election procedures described in Section 5.04(c).

(I) “Omnibus Plan Options” means Company Stock Options issued pursuant to the Company’s 2002 Omnibus Incentive Plan that are outstanding immediately prior to the Closing.

(J) “Option Calculation Date” means the third Business Day prior to the Closing Date.

(K) “Option Exchange Ratio” shall mean 0.96.

(L) “Option Spread” means the difference between the aggregate exercise price of an option and the aggregate fair market value of the shares subject to such option.

(M) “Roll-Over Election Options” means the number of shares of Company Common Stock underlying Company Stock Options with respect to which a valid Roll-Over Election has been made pursuant to the election procedures described in Section 5.04(c); provided, however, that none of the shares of Company Common Stock underlying (i) ISOs, (ii) France Options and (iii) the Company Stock Options held by the Specified Option Holders shall be considered Roll-Over Election Options for any purposes of this Agreement.

(N) “Specified Option Holders” means the individual holders of Company Stock Options set forth on Section 5.04(i)(N) of the Company Disclosure Schedule, each of which has executed a Stock Option Side Letter, as of the date hereof, with Parent and the Company pursuant to which each such individual has agreed, among other things, (i) to make a Roll-Over Election with respect to all Company Stock Options (other than ISOs) held by such individual, (ii) not to exercise any Company Stock Options held by such individual between the date hereof and the earlier of the termination of this Agreement and the Effective Time and (iii) to be subject to the pro-ration procedures described in Section 5.04(d) with respect to all Company Stock Options (other than ISOs) held by such individual, including, without limitation, the proration described in Section 5.04(d)(ii) with respect to the cashout of Incentive Plan Options.

(O) “Target Parent Option Rollover Cap” means 7,872,000.

SECTION 5.05 Indemnification, Exculpation and Insurance. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the transactions contemplated by this Agreement), to the fullest extent permitted under applicable Law and (ii) assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Company Certificate, the Company Bylaws or similar organizational document of any Subsidiary of the Company or any indemnification Contract between such Indemnitees and the Company or any such Subsidiary (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Certificate and the Company Bylaws or the applicable organizational documents of the Company’s Subsidiaries, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.05 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.05) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.05.

(c) For six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance (or such other insurance that is no less favorable to the Indemnitees than the Company’s current directors’ and officers’ liability insurance) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, (i) the Company may substitute therefor a single premium tail policy with respect to such directors’ and officers’ liability insurance with policy limits, terms and conditions at least as favorable to the directors and officers covered under such insurance policy as the limits, terms and conditions in the existing policies of the Company; or (ii) if the Company does not substitute as provided in clause (i) above, then Parent may (A) substitute therefor policies of Parent, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (B) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided, further, that in connection with this Section 5.05(c), neither the Company nor Parent shall pay a one-time premium (in connection with a single premium tail policy described above) in excess of the amount set forth in Section 5.05(c)(i) of the Company Disclosure Schedule or be obligated to pay annual premiums (in connection with any other directors and officers insurance policy described above) in excess of the annual premiums set forth in Section 5.05(c)(ii) of the Company Disclosure Schedule. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less, then the Company shall obtain the maximum amount of coverage as may be obtained for such amount.

(d) The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each Indemnitee, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

SECTION 5.06 Fees and Expenses. (a) Except as provided in paragraphs (b), (c) and (d) of this Section 5.06 and for reimbursement of expenses and other obligations of Parent set forth in third, fourth and fifth sentences of Section 5.14, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement and in connection with notices or other filings with any Governmental Entities under any Antitrust Laws shall be shared equally by Parent and the Company.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 7.01(e)(i), then the Company shall pay Parent a fee in the amount equal to $315,000,000 (the “Termination Fee”) by wire transfer of same-day funds on the first Business Day following the date of such termination of this Agreement.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(f), then the Company shall pay Parent the Termination Fee by wire transfer of same-day funds on the date of such termination of this Agreement.

(d) In the event that after the date hereof, (i) a Takeover Proposal shall have been publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, and, in each case, not publicly withdrawn at the time of the termination of this Agreement pursuant to clause (ii) below, and (ii) this Agreement is terminated pursuant to Section 7.01(b)(i), 7.01(b)(iii), 7.01(e)(ii) or 7.01(e)(iii), and (iii) within 9 months after any such termination referred to in clause (ii) above, the Company enters into a definitive Contract with respect to, or consummates, any Takeover Proposal (regardless of whether such Takeover Proposal is the same Takeover Proposal referred to in clause (i) above), then the Company shall pay to Parent the Termination Fee, by wire transfer of same day funds, on the date of the first to occur of such event(s) referred to above in this sentence; provided that, for purposes of this sentence, each reference to “15% or more” in the definition of the term “Takeover Proposal” shall be deemed to be a reference to “a majority.”

(e) The Company and Parent acknowledge and agree that the agreements contained in this Section 5.06 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly if the Company fails to pay the amount due pursuant to this Section 5.06 in the time period contemplated hereby, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(f) In no event shall the Company be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (x) if Parent receives the Termination Fee from the Company pursuant to this Section 5.06, such payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and (y) if Parent or Merger Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Termination Fee under this Section 5.06, the amount of such Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Merger Sub in respect of any such breaches of this Agreement.

SECTION 5.07 Public Announcements. Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement or any action taken pursuant thereto, and in accordance with Section 4.02, so long as this Agreement is in effect, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.08 Affiliates; Section 16 Matters. (a) As soon as practicable after the date of this Agreement, the Company shall deliver to Parent a letter identifying all persons who, at the time this Agreement is submitted for adoption by the stockholders of the Company, may be deemed to be “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit C hereto; provided, that such obligation shall cease to exist if, and to the extent, that Rule 145 under the Securities Act is amended after the date of this Agreement and prior to 30 days before the Closing Date in a manner that obviates the need for such persons to deliver the written agreement in the form attached as Exhibit C hereto.

(b) Prior to the Effective Time, each of Parent and the Company shall use reasonable best efforts to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Shares (including derivative securities with respect to Parent Common Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.09 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause Parent Common Shares to be issued in the Merger to be approved for listing upon the Effective Time on the NYSE.

SECTION 5.10 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

SECTION 5.11 Employee Matters. (a) For a period of twelve months following the Effective Time, Parent shall cause to be provided to the employees of the Company and its Subsidiaries, other than employees whose terms and conditions of employment are governed by a collective bargaining agreement, the terms and conditions of which shall be honored and performed by Parent and the Surviving Corporation, who remain in the active employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) employee benefits, base salary and long and short-term bonus compensation opportunity that, in the aggregate, are no less favorable than the employee benefits, base salary and long and short-term bonus compensation opportunity provided to such employees immediately prior to the Effective Time under the Company Benefit Plans; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are no less favorable in the aggregate.

(b) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.

(c) Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Time (i) for purposes of vesting (but not benefit accrual) under any pension plan, (ii) for purposes of eligibility for vacation, (iii) for purposes of eligibility and participation under any health or welfare plan, (iv) for purposes of eligibility for any company matching contributions and (v) unless covered under another arrangement with or of the Company, and without limiting the provisions of Section of 5.11(e), for eligibility and for benefit accrual purposes under any severance plan, except, in each case, to the extent such treatment would result in duplicative benefits.

(d) With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan, to the extent credited under the welfare plans maintained by the Company prior to the Effective Time.

(e) Notwithstanding any other provision of this Agreement to the contrary, Parent shall or shall cause the Surviving Corporation to provide Continuing Employees whose employment terminates during the one-year period on or following the Effective Time with severance benefits at levels no less than and pursuant to the terms of the Company’s severance plans or commitments applicable to such Continuing Employee immediately prior to the Effective Time.

(f) The Company shall be entitled to adopt, prior to the Effective Time, a retention plan in accordance with the terms set forth in Section 5.11(f) of the Company Disclosure Schedule (the “Retention Plan”) pursuant to which awards in the aggregate shall not exceed the amount set forth on Section 5.11(f) of the Company Disclosure Schedule and which awards may be granted to officers and employees of the Company and its Subsidiaries, payable on such terms and conditions as set forth in the Retention Plan. Following the Closing, Parent shall or shall cause the Surviving Corporation to honor the Retention Plan in accordance with its terms.

(g) Within a reasonable period following the Effective Time, Parent shall issue Parent Stock Options in accordance with the terms and conditions of the applicable Parent equity-based plans and the terms set forth in Section 5.11 (g) of the Company Disclosure Schedule.

(h) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Company Benefit Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that, subject to the requirements of this Section 5.11, nothing herein shall prohibit the Surviving Corporation from amending or terminating any particular Company Benefit Plan to the extent permitted by its terms or applicable Law.

(i) The provisions of this Section 5.11 are for the sole benefit of the parties to this Agreement, and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.11) under or by reason of any provision of this Agreement.

SECTION 5.12 Takeover Laws. The Company and its Board of Directors shall (1) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

SECTION 5.13 Repayment and Termination of Indebtedness. At the Closing, Parent shall provide the Company with the funds necessary to repay and discharge in full all amounts due under the Company Loan Agreements, including accrued and unpaid interest thereon and any fees and expenses related to the prepayment thereof (the “Debt Amount”), and shall cause the Company to repay and discharge such indebtedness at the Closing and in a manner acceptable to the parties to the Company Loan Agreements; provided that, unless the Company directs Parent prior to the Closing to pay the Debt Amount directly to the Company, Parent shall at Closing deliver the Debt Amount directly to the lenders under such Company Loan Agreements on behalf of the Company.

SECTION 5.14 Financing. Parent shall keep the Company reasonably informed on a current basis and in reasonable detail of the status of its effort to arrange the Debt Financing and shall provide to the Company copies of all documents related to the Debt Financing (other than any ancillary documents subject to confidentiality agreements, including fee letters and engagement letters). The Company shall provide, and shall cause its Subsidiaries to provide, and shall use reasonable best efforts to cause the Company’s independent auditors, counsel and other Representatives to provide, all reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided, that the Company shall not be required to provide cooperation under this Section 5.14 that unreasonably interferes with the ongoing business of the

Company and its Subsidiaries), including (a) arranging for senior management of the Company (i) to meet at reasonable times and on a reasonable number of occasions with rating agencies, prospective lenders and investors in presentations, meetings and due diligence sessions, (ii) to provide reasonable and customary management and legal representations to auditors and (iii) to provide reasonable assistance with the preparation of business projections and similar materials (provided, that, in the case of this clause (a), such cooperation does not unreasonably impair the ability of such members of senior management to carry out their duties to the Company), (b) otherwise reasonably cooperating with the marketing efforts of Parent and its financing sources for any of the Debt Financing, (c) upon request, furnishing Parent and its financing sources with such financial and other pertinent information regarding the Company as shall exist (or if not existing, using reasonable best efforts to prepare such financial or other pertinent information) as may be reasonably requested by Parent, (d) using reasonable best efforts to obtain legal opinions relating to the Debt Financing as may reasonably be requested by Parent, (f) using reasonable best efforts to provide and execute necessary documents and certificates (including certificates of the chief financial officer of any of the Company or its Subsidiaries with respect to financing matters), as may be reasonably requested by Parent and (g) using reasonable best efforts to cause its independent accountants to provide assistance and cooperation with Parent and in the preparation of an offering document for the Debt Financing; provided, however, that, in each case, no obligation of the Company or any of its Subsidiaries or any of their respective officers or Representatives under any certificate, document, instrument or agreement shall be effective or be binding on the Company, such Subsidiary or Representative prior to the Effective Time; provided, further, all non-public or otherwise confidential information regarding the Company obtained by Parent, Merger Sub or their Representatives pursuant to this Section 5.14 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to potential syndicate members during syndication, subject to customary confidentiality undertakings by such potential syndicate members, and Parent shall be responsible for any breach thereof by such syndicate members. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out of pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries, officers, employees, advisors or other Representatives in connection with their respective obligations pursuant to this Section 5.14. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith. In no event shall the Company or any of its Subsidiaries be required to pay any commitment or similar fee or incur any liability in connection with the Debt Financing prior to the Effective Time. Parent and Merger Sub hereby agree and acknowledge that the Debt Financing is not a condition to the consummation of the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) NYSE Listing. The Parent Common Shares issuable to the stockholders of the Company as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in business activities that prohibits the consummation of the Merger shall have been issued and remain in effect, and no Law shall have been enacted, issued, enforced, entered, or promulgated that prohibits or makes illegal the consummation of the Merger.

(d) Antitrust Laws; Consents and Approvals. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated, all consents required under any other Antitrust Law of the jurisdictions set forth on Section 6.01(d) of the Company Disclosure Schedule shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated and all other consents, approvals and authorizations of any Governmental Entity required of Parent, the Company or any of their Subsidiaries to consummate the Merger, the failure of which to be obtained or taken, individually or in the aggregate, would have a Parent Material Adverse Effect (including for this purpose the Surviving Corporation, the Company and its Subsidiaries as Subsidiaries of Parent but excluding clause (ii) of the definition thereof), shall have been obtained.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

SECTION 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 3.01(c) (excluding clause (v) therein), 3.01(d), 3.01(h), 3.01(q), 3.01(r) and 3.01(s) of this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date) and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date) and except, in the case of this clause (ii), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

SECTION 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Sections 3.02(c) (excluding clause (vi) therein), 3.02(d), 3.02(i), 3.02(j), 3.02(n) and 3.02(o) of this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date) and (ii) all other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date) and except, in the case of this clause (ii), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before the nine month anniversary of the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose material breach of a representation, warranty or covenant in this Agreement has been a principal cause of the failure of the Merger to be consummated on or before the Outside Date;

(ii) if a Governmental Entity of competent jurisdiction that must grant an approval of the Merger required as a condition to the Closing as set forth in Section 6.01(d) has denied granting such approval and such denial has become final and nonappealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order decree, ruling or action shall have become final and nonappealable; provided, however, that the right to terminate under this Section 7.01(b)(ii) shall not be available to any party whose material breach of this Agreement has been the principal cause of such action; or

(iii) if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured by the Company by the Outside Date or, if capable of being cured, shall not have been cured by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent;

(d) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is incapable of being cured by Parent or Merger Sub by the Outside Date or, if capable of being cured, shall not have been cured by Parent or Merger Sub within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company;

(e) by Parent, prior to the time at which the Company Stockholder Approval has been obtained, in the event that (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company shall have materially breached its obligations or agreements contained in Section 5.01(b), the first sentence of Section 4.02(a) or Section 4.02(b), 4.02(c) or 4.02(d) (excluding, in each case, inadvertent breaches or failures that are capable of being cured and that are cured within two Business Days following receipt of written notice of such breach or failure from Parent), or (iii) if a Takeover Proposal has been publicly announced and the Board of Directors of the Company shall have failed to publicly reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten Business Days of a receipt of a written request by Parent to provide such reaffirmation (it being understood that Parent shall only have the right to make such request, and the Board of Directors of the Company shall only be obligated to make such public reaffirmation, on two occasions); provided, however, that Parent’s right to terminate this Agreement pursuant to Section 7.01(e)(i) in respect of a Company Adverse Recommendation Change made in circumstances not involving a Superior Proposal shall terminate twenty (20) Business Days following such Company Adverse Recommendation Change;

(f) by the Company, prior to obtaining the Company Stockholder Approval, in accordance with, and subject to the terms and conditions of, Section 4.02(c); and

(g) by the Company, if all of the conditions set forth in Sections 6.01 and 6.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that such conditions are capable of being satisfied) and Parent or Merger Sub has failed to consummate the Merger within ten (10) Business Days after satisfaction of such conditions.

SECTION 7.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement, other than (i) the penultimate sentence of Section 5.02(a), (ii) the second sentence of Section 5.02(c), (iii) Section 5.06, (iv) the third, fourth and fifth sentence of Section 5.14, (v) this Section 7.02 and (vi) Article VIII, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.03 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

SECTION 7.05 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Parent, the Company and Merger Sub, action by its Board of Directors.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

c/o Ingersoll-Rand Company

155 Chestnut Ridge Road

P.O. Box 0445

Montvale, New Jersey 07645

Fax: (201) 573-3448

Attention: Patricia Nachtigal, General Counsel

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Fax: (212) 455-2502

Attention: Mario Ponce

if to the Company, to:

Trane Inc.

One Centennial Avenue

P.O. Box 6820

Piscataway, New Jersey 08855

Fax: (732) 980-3377

Attention: Mary Beth Gustafsson, General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Fax: (212) 735-2000

Attention: Eileen T. Nugent

                 Thomas W. Greenberg

SECTION 8.03 Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(b) a “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

(c) “Company Loan Agreements” means (i) the Five-Year Credit Agreement, dated as of May 31, 2007, among American Standard Companies Inc. and its wholly-owned subsidiaries, American Standard Inc. and American Standard International Inc. and certain other subsidiaries of American Standard Companies Inc. and the financial institutions listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Issuing Bank and Swingline Lender, J.P. Morgan Europe Limited, as London Agent, Bank of America, N.A., as Syndication Agent, and BNP Paribas, Citibank, N.A. and Mizuho Corporate Bank, Ltd., as Document Agents; (ii) the 364-Day Credit Agreement, dated as of May 31, 2007, among American Standard Companies Inc. and its wholly-owned subsidiaries, American Standard Inc. and American Standard International Inc. and certain other subsidiaries of American Standard Companies Inc. and the financial institutions listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent and Swingline Lender, J.P. Morgan Europe Limited, as London Agent, Bank of America, N.A., as Syndication Agent, and BNP Paribas, Citibank, N.A. and Mizuho Corporate Bank, Ltd., as Document Agents; and (iii) the Credit Agreement, dated April 13, 2006, as amended, by and among WABCO Standard Trane Co., American Standard Companies Inc., American Standard Inc., American Standard International Inc. and The Bank of Nova Scotia.

(d) “Company Personnel” means any current or former employee, director or consultant of the Company or any of its Subsidiaries.

(e) “Environmental Laws” means all Laws (including the common law), relating to the environment, preservation or reclamation of natural resources, noise, odors or the presence, management, Release of, or exposure to, harmful or deleterious materials, or to human health and safety.

(f) “Hazardous Materials” means (i) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (ii) any other chemical, material, substance, waste, pollutant or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law.

(g) “Key Personnel” means any director, officer or other employee of the Company or any Subsidiary of the Company with annual base compensation in excess of $175,000.

(h) “Knowledge” means, with respect to any matter in question, (i) in respect of the Company, the actual knowledge of the individuals set forth in Section 8.03(h)(i) of the Company Disclosure Schedule or (ii) in respect of Parent, the actual knowledge of the individuals set forth in Section 8.03(h)(ii) of the Parent Disclosure Schedule.

(i) “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the business, assets, financial condition, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development (A) in the financial or securities markets or the economy in general, (B) in the industries in which the Company or any of its Subsidiaries operates in general, to the extent (in the case of (B)) that such change, effect, event, occurrence, state of facts or development does not disproportionately impact the Company or any of its Subsidiaries, (C) arising out of, resulting from or attributable to (1) changes in generally accepted accounting principles or in accounting standards, (2) the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby, including by reason of the identity of Parent or any communication by Parent regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees, or any litigation arising relating to this Agreement or the transactions contemplated by this Agreement; provided, however, that this clause (2) shall not affect the representations set forth in Sections 3.01(e), 3.01(n)(x) and

3.01(n)(xi) of this Agreement or the provision that such representations be true and correct in accordance with the terms of Section 6.02(a) hereof, (3) any action taken by the Company or its Subsidiaries as contemplated or permitted by this Agreement or with Parent’s consent, (4) any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings (for the avoidance of doubt, the exception in clause (4) shall not prevent the underlying cause of any such failure to be taken into account in determining whether a Material Adverse Effect has occurred) or (5) any item or items set forth on Section 8.03(i) of the Company Disclosure Schedule; or (ii) is or would reasonably be expect to impair in any material respect the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or to perform its obligations under this Agreement on a timely basis.

(j) “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the business, assets, financial condition, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: any change, effect, event, occurrence, state of facts or development (A) in the financial or securities markets or the economy in general, (B) in the industries in which Parent or any of its Subsidiaries operates in general, to the extent (in the case of (B)) that such change, effect, event, occurrence, state of facts or development does not disproportionately impact Parent or any of its Subsidiaries, (C) arising out of, resulting from or attributable to (1) changes in generally accepted accounting principles or in accounting standards, (2) the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby, or any litigation relating to this Agreement or the transactions contemplated by this Agreement; provided, however, that this clause (2) shall not apply with respect to the matters set forth in Section 3.02(e) and 3.02(p)(vii) (including for purposes of Section 6.03(a) hereof insofar as Section 3.02(e) and 3.02(p)(vii) are concerned), (3) any action taken by Parent or its Subsidiaries as contemplated or permitted by this Agreement or with the Company’s consent, or (4) any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings (for the avoidance of doubt, the exception in clause (4) shall not prevent the underlying cause of any such failure to be taken into account in determining whether a Parent Material Adverse Effect has occurred); or (ii) is or would reasonably be expect to impair in any material respect the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement or to perform its obligations under this Agreement on a timely basis.

(k) “Parent Reference Price” means the average of the volume weighted averages of the trading prices of Parent Common Shares as reported on the consolidated transaction reporting system for securities traded on the NYSE (as reported in Bloomberg Financial Markets or, if not reported thereby, such other authoritative source as the parties shall agree in writing) for each of the 10 consecutive full trading days ending on the third trading day prior to the Closing Date.

(l) “Permitted Liens” shall mean (a) statutory Liens arising by operation of Law with respect to a liability incurred in the ordinary course of business and which is not yet due and payable or which is being contested in good faith and by appropriate proceedings, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business with respect to amounts not yet overdue, (c) with respect to Real Property, minor defects, exceptions, restrictions, easements, rights of way and encumbrances that would not materially impair the value or the use of such property, (d) requirements and restrictions of zoning, building and other Laws regulating the use or occupancy of real property or the activities conducted thereon, (e) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (f) Liens of record attaching to real property, fixtures or leasehold improvements, which would not materially impair the use of the real property in the operation of the business thereon and (g) such other Liens that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien.

(m) a “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(n) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or arranging for disposal or migrating into or through the environment.

(o) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, a majority of the equity interests of which) is owned, directly or indirectly, by such first person.

SECTION 8.04 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule and the Parent Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

SECTION 8.05 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 8.06 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules) and the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) are not intended to and do not confer upon any person other than the parties any legal or equitable rights or remedies, except for: (i) the right of the holders of Company Common Stock, the Company Restricted Stock Units and the Company Stock Options to receive, from and after the Effective Time, the aggregate consideration which they are entitled to receive pursuant to Article II or Section 5.04, as applicable; (ii) the right of the Company, on behalf of the holders of Company Common Stock, the Company Stock Options or Company Restricted Stock Units, to pursue damages in respect of the loss of the right to receive the aggregate consideration pursuant to Article II or Section 5.04, as applicable, in the event of a failure by Parent or Merger Sub to effect the Merger as required by this Agreement or a material breach by Parent or Merger Sub that contributed to a failure of any of the conditions to Closing from being satisfied; and (iii) the provisions set forth in Section 5.05 of this Agreement (from and after the Effective Time).

SECTION 8.08 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 8.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10 Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 8.02. Without limiting other means of service of process permissible under applicable law, each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

SECTION 8.11 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 8.11.

SECTION 8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

INGERSOLL-RAND COMPANY LIMITED

By:	/s/ HERBERT L. HENKEL
Name:	Herbert L. Henkel
Title:	Chairman, President and Chief Executive Officer

INDIAN MERGER SUB, INC.

By:	/s/ PATRICIA NACHTIGAL
Name:	Patricia Nachtigal
Title:	Vice President

TRANE INC.

By:	/s/ FREDERIC M. POSES
Name:	Frederic M. Poses
Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]